FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-170916

PROSPECTUS

PHI, Inc.

Offer to Exchange
Up to $297,000,000 Registered 8.625% Senior Notes due 2018 for
Up to $297,000,000 Unregistered 8.625% Senior Notes due 2018

We are offering to exchange up to $297,000,000 aggregate principal amount of 8.625% Senior Notes due 2018 that we have registered under the Securities Act of 1933 (the “Registered Notes”), for up to $297,000,000 aggregate principal amount of 8.625% Senior Notes due 2018 initially sold by us to UBS Securities, LLC on September 23, 2010 in a private offering (the “Unregistered Notes”). In this prospectus we refer to the Registered Notes and the Unregistered Notes collectively as the “notes.”

The Exchange Offer

•	We hereby offer to exchange all Unregistered Notes that are validly tendered and not withdrawn for an equal principal amount of Registered Notes.

•	The exchange offer will expire at 5:00 p.m. New York City time, on January 19, 2011, unless extended.

•	You may withdraw tenders of your Unregistered Notes at any time before the exchange offer expires.

•	The Registered Notes are substantially identical to the Unregistered Notes, except that the transfer restrictions and registration rights relating to the Unregistered Notes will not apply to the Registered Notes.

•	We believe that the exchange of Unregistered Notes will not be a taxable event for federal income tax purposes, but you should read “Material U.S. federal income tax considerations” beginning on page for more information.

•	We will not receive any proceeds from the exchange offer.

•	No public market currently exists for the Registered Notes. We do not intend to apply for listing of the Registered Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

•	Interest on the Registered Notes will be paid at the rate of 8.625% per annum, semi-annually in cash in arrears on each April 15 and October 15, starting on April 15, 2011.

Please see “Risk factors” beginning on page 15 for a discussion of factors you should consider in connection with the exchange offer.

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Unregistered Notes where such Unregistered Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date on which the registration statement is declared effective, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2010.

TERMS USED IN THIS PROSPECTUS

In this prospectus, “PHI,” the “Company,” “we,” “our” and “us” refer to PHI, Inc. and its subsidiaries, unless otherwise indicated.

MARKET, RANKING AND INDUSTRY DATA

The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on our estimates formulated from our management’s knowledge of and experience in the markets in which we operate and information obtained from our internal surveys, market research, publicly available information and industry publications. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the imprecise methods by which we and others accumulated some of the data or because this information cannot always be verified due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

About this prospectus

This prospectus is part of a registration statement on Form S-4 under the Securities Act of 1933, as amended (“Securities Act”) that we filed with the Securities and Exchange Commission (the “SEC”). In making your decision whether to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Moreover, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

Available information

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Both classes of our common stock are listed on The NASDAQ Global Market. You may also inspect the information we file with the SEC at the offices of The NASDAQ Stock Market, Reports Section, 1735 K Street NW, Washington, D.C. 20006. The information we file with the SEC and other information about us also is available on our website at http://www.phihelico.com. However, the information on our website is not a part of this prospectus.

We are incorporating by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the closing of the exchange offer, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Securities Exchange Act of 1934, as amended, and is not incorporated in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K filed with the SEC on April 7, 2010, September 14, 2010, September 17, 2010 and September 23, 2010; and

•	our definitive information statement on Schedule 14C relating to our 2010 Annual Meeting of Stockholders.

The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC.

Descriptions in this prospectus, including those contained in the documents incorporated by reference, of contracts and other documents are not necessarily complete and, in each instance, reference is made to the copies of these contracts and documents filed as exhibits to the documents incorporated by reference in this prospectus.

This prospectus incorporates important business and financial information about the company that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. You may review these filings, at no cost, over the Internet at our website at http://www.phihelico.com, or request a copy of these filings by writing or calling us as follows:
Michael J. McCann
Chief Financial Officer
P.O. Box 90808
Lafayette, Louisiana 70509
(337) 235-2452

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than January 11, 2011, which is five business days prior to the expiration of the exchange offer. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. We do not currently intend to extend the expiration date. See “The exchange offer” for more detailed information.

Cautionary note regarding forward-looking statements

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), both as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans” or “projects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to significant risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations, beliefs and estimates expressed or implied in those forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, no assurance can be given that these assumptions will prove correct or even approximately correct. Factors that could cause our results to differ materially from the expectations, beliefs and estimates expressed or implied in the forward-looking statements include, but are not limited to, the following:

•	any reduction in demand for our services due to the Macondo incident in the Gulf of Mexico and the regulatory response thereto;

•	any reduction in demand for our services due to volatility of oil and gas prices and the level of exploration and production activity in the Gulf of Mexico generally, which depends on factors outside of our control such as (i) supply and demand for oil and natural gas, (ii) actions of the Organization of the Petroleum Exporting Countries (“OPEC”) and other oil producing countries, (iii) war, civil unrest or terrorist activities, (iv) governmental regulation, and (v) availability and price of alternative fuels;

•	our dependence on a small number of large oil and gas industry customers for a significant amount of our revenue and our significant credit exposure within this industry;

•	any failure to maintain our strong safety record, which would significantly harm our ability to attract new customers and maintain our existing customers;

•	our ability to secure favorable customer contracts or otherwise utilize newly purchased helicopters, and the effect of our new helicopters on utilization of our existing fleet;

•	the availability of capital or lease financing to acquire aircraft;

•	the availability and timely delivery of aircraft from our suppliers;

•	the availability of insurance and the fact that insurance does not provide coverage for all potential losses, and coverage is subject to deductibles, retentions, coverage limits and coverage exceptions;

•	weather conditions and seasonal factors such as reduced daylight hours, tropical storms and hurricanes, specifically in the Gulf of Mexico;

•	unexpected variances in flight hours;

•	early termination generally without any penalty of our fixed term contracts by our customers or decrease without any penalty in the number of aircraft covered under customer contracts, which is generally permitted under contracts in our oil and gas segment;

•	increased governmental regulations, including but not limited to regulations by the Federal Aviation Administration (“FAA”) and Occupational Safety and Health Administration (“OSHA”);

•	competitiveness of the helicopter services business;

•	the special risks of our air medical operations, including collections risks and potential medical malpractice claims;

•	political, economic and regulatory uncertainty and other risks associated with our international operations;

•	operating hazards;

•	our ability to develop and implement successful business strategies;

•	our ability to attract and retain qualified personnel;

•	the effect of new and proposed healthcare legislation;

•	the effect on our operating costs of volatile fuel prices;

•	the risk of work stoppages and other labor problems including possible issues arising in relation to the current litigation with the Office and Professional Employees International Union (“OPEIU”), which represents our domestic pilots;

•	general economic conditions and adverse market events;

•	control over election of directors and substantial control over other corporate decisions by our majority vote stockholder who is also our Chairman of the Board and Chief Executive Officer, which may, among other things, prevent a change in our management or change in control of the company; and

•	our substantial indebtedness and operating lease commitments, which could adversely affect our financial condition and impair our ability to operate our business.

For a more detailed description of risks, see “Risk factors” beginning on page 14 herein as well as those described in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively, filed with the SEC, which are incorporated in this prospectus by reference. All forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph and the “Risk factors” section herein and in our reports filed with the SEC and incorporated herein by reference. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Prospectus Summary

This summary highlights selected information from this prospectus, but may not contain all information that may be important to you. We urge you to read this entire prospectus carefully, including “Risk factors” and the consolidated financial statements and other information included or incorporated by reference herein.

PHI, INC.

PHI, Inc., founded in 1949, is a leading provider of commercial helicopter services. Our primary business is the safe and reliable transportation of personnel and, to a lesser extent, parts and equipment, to, from, and among offshore platforms for customers engaged in the oil and gas exploration, development, and production industry, principally in the Gulf of Mexico. We also provide helicopter services to the oil and gas industry internationally and to non-oil and gas customers and U.S. governmental agencies, such as the National Science Foundation. We also provide air medical transportation for hospitals and emergency service agencies where we operate as an independent provider of medical services. In addition, we perform maintenance and repair services for existing customers, primarily to those that own their own aircraft. As of September 30, 2010, we owned or operated 251 aircraft, 159 of which were dedicated to our Oil and Gas segment, 87 of which were dedicated to our Air Medical segment and five of which were dedicated to other operations.

Oil and Gas segment

We provide helicopter services to a broad base of major integrated and independent oil and gas companies, primarily in the Gulf of Mexico. Our key customers include Shell Oil Company (“Shell”), BP America Production Company (“BP”) and ConocoPhillips Company, with whom we have worked for 30 or more years, and Exxonmobil Production Co. and Eni Petroleum, with whom we have worked for more than 15 years. Our customers contract our services to transport personnel from onshore bases to offshore drilling rigs, platforms and other installations, to transport personnel during medical or safety emergencies and to evacuate personnel during the threat of hurricanes and other adverse weather conditions. In 2009, approximately 65% of our total operating revenues was generated by our Oil and Gas segment.

We generally classify our helicopters as small (up to six passengers), medium (up to 12 passengers) or large (up to 19 passengers), each of which serves a different transportation need of the offshore energy industry. Medium and large helicopters, which can fly in a wider variety of operating conditions, travel over longer distances and carry larger payloads than small helicopters, are required for crew changes on the large offshore production facilities and drilling rigs in the deepwater region of the Gulf of Mexico.

In 2004, we made a strategic decision to focus more of our business on these deepwater operations because we believed it would provide a stable and profitable source of revenue. Deepwater operations tend to have longer lead times and consequently, activity levels are less susceptible to short term volatility in commodity prices. The capital commitments are also substantially larger than shallow water operations and our client base is more heavily weighted to the major integrated and larger independent oil and gas companies as a result. Finally, the majority of our transportation activity services production facilities, which adds stability to our business as these are more permanent in nature.

Since we made the strategic decision to focus more of our business on deepwater activities, we have substantially increased our fleet of medium and large aircraft and reduced our fleet of light aircraft. We have added 26 medium aircraft and 16 large aircraft over that time, while selling 60 light aircraft and 25 older medium aircraft. As of October 31, 2010, of the 159 aircraft dedicated to our Oil and Gas segment, 74 were classified as medium or large.

We provide helicopter transportation services to some of the largest producers in the Gulf of Mexico, including Shell and BP. We recently entered in to a new contract to provide helicopter transportation services for Shell Offshore Inc., a subsidiary of Shell, and are in the process of acquiring 10 new medium aircraft to fulfill our obligations under that contract. See “Recent developments — New Shell contract.”

Building on our substantial expertise and track record of reliable and safe operations, we intend to selectively expand into international markets that have attractive opportunities for growth. We recently executed an agreement to provide two aircraft to Noble Energy in support of its operations in Israel and are involved in discussions with TAM Empreendimentos e Participacoes S/A regarding the formation of a joint venture that would provide helicopter transportation services to the Brazilian oil and gas offshore market.

Air Medical segment

We provide air medical transportation services for hospitals and emergency service agencies in 17 states using approximately 87 aircraft at 60 separate locations. Our Air Medical segment operates primarily under the independent provider model and, to a lesser extent, under the hospital-based model. Under the independent provider model, we have no contracts and no fixed revenue stream, and compete for transport referrals on a daily basis with other operators in the area. Under the hospital-based model, we contract directly with the hospitals to provide their transportation services, with the contracts typically awarded on a competitive bid basis. Our Air Medical operations are headquartered in Phoenix, Arizona. We are paid directly by the hospital in the hospital-based model and by either commercial insurance companies, federal or state agencies such as Medicare and Medicaid, or the patient in the independent provider model. In 2009, approximately 33% of our total operating revenues was generated by our Air Medical segment.

Technical Services segment

The Technical Services segment provides helicopter repair and overhaul services for flight operations customers that own their aircraft. Costs associated with these services are primarily labor, and customers are generally billed at a percentage above cost. We also operate five aircraft for the National Science Foundation in Antarctica under this segment. Approximately 2% of our total operating revenues in 2009 was generated by our Technical Services segment.

Our fleet

The following table shows the aircraft we have in our fleet as of October 31, 2010:

					Cruise	Appr.
		Number			Speed	Range
Manufacturer	Type	in Fleet	Engine	Passengers	(mph)	(miles)(2)

Light Aircraft
Bell	206/407	98	Turbine	4-6	130-150	300-420
Eurocopter	BK-117/BO-105	6	Twin Turbine	4-6	135	255-270
Eurocopter	EC-135(1)	36	Twin Turbine	7	143	382
Eurocopter	EC-145	1	Twin Turbine	9	143	382
Eurocopter	AS350 B2/B3	23	Turbine	5	140	337-385
Medium Aircraft
Bell	212(1)/222(1)/230(1)/ 412(1)/430(1)	15	Twin Turbine	8-13	115-160	300-370
Sikorsky	S-76(1) A++, C+, C++	46	Twin Turbine	12	150	400
Transport Aircraft
Sikorsky	S-92A(1)	16	Twin Turbine	19	160	495

Total Helicopters		241

Fixed Wing
Rockwell(3)	Aero Commander	2	Turboprop	6	300-340	1,200-1,600
Lear Jet(4)	31A(1)	1	Turbojet	8	527	1,437
Cessna(4)	Conquest 441(1)	2	Turboprop	6	330	1,200
Cessna(3)	U206(1)	1	Single/Piston	6	174	900
Beech(4)	King Air(1)	4	Turboprop	8	300	1,380

Total Fixed Wing		9

Total Aircraft		251

(1)	Equipped to fly under instrument flight rules (“IFR”). All other types listed can only fly under visual flight rules (“VFR”).

(2)	Based on maintaining a 30-minute fuel reserve.

(3)	Aircraft used for corporate purposes.

(4)	Aircraft used in the Air Medical segment, along with 80 of the rotary wing aircraft listed above.

Of the 251 aircraft listed, we currently own 215 and lease 21. The leased aircraft are medium and transport category aircraft currently used in the Oil and Gas segment. Additionally, we operate 15 aircraft owned by customers also included in the table.

BUSINESS STRATEGY

Our strategy is to grow our business while maximizing the profitability and cash flow of our existing operations. To achieve this objective, we intend to:

•	leverage our long-term customer relationships with major integrated energy companies and independent oil and gas producers to grow our business in the deepwater Gulf of Mexico;

•	protect our position in the Gulf of Mexico by maintaining our reputation as one of the safest and most reliable providers of helicopter transportation services;

•	pursue opportunities to grow our Oil & Gas segment in international markets, particularly in areas where the political risk is low and we can partner with reputable, well positioned parties;

•	pursue opportunities to grow our Air Medical operations in the hospital-based model, and selectively in the independent provider model where we believe demographics indicate a profitable patient transport volume; and

•	pursue attractive strategic acquisition opportunities.

COMPETITIVE STRENGTHS

We attribute our strong competitive position to a number of factors, including the following:

•	Leading market position. We are a leading provider of commercial helicopter services in the oil and gas industry in the Gulf of Mexico, and our large operating scale and fleet size allow flexibility in scheduling helicopter services on a timely basis and over an extensive geographic area.

•	Long-term customer relationships. We provide helicopter services to some of the largest producers of oil and gas in the Gulf of Mexico, including Shell and BP, two of the largest oil and gas producers in the Gulf of Mexico, with whom we have worked uninterrupted for more than 30 years. Our long-term relationships with many of our larger customers may present us with additional international opportunities where these customers operate.

•	Growing international presence. We recently entered into an agreement to provide two aircraft to Noble Energy in support of its operations in Israel and are involved in discussions with TAM Empreendimentos e Participacoes S/A regarding the formation of a joint venture company that would provide helicopter transportation services to the expanding Brazilian oil and gas offshore market. Petrobras, Brazil’s leading oil and gas exploration company and one of the largest offshore operators in the world, has announced an aggressive offshore development plan, which should provide a high level of demand for our services. We believe that partnering with a local, well-respected company such as TAM Empreendimentos e Participacoes S/A would provide us with a competitive advantage in the Brazilian market. We currently operate one aircraft in the Democratic Republic of Congo. We also operate five aircraft in Antarctica for the National Science Foundation.

•	Operational enhancements. Since 2001, we have made operational enhancements to our business, including substantial investments in new facilities, upgrades of our computer systems and software, the refurbishment of our fleet and the implementation of a significant cost reduction program. In addition, we have sold helicopters that were not profitable or that did not complement our existing fleet, terminated or declined to renew lower margin contracts and steadily increased our rates. As a result of these changes, we are well positioned to expand our business and to capitalize on opportunities in our industry.

•	Large, modern, well-maintained fleet. We believe that our existing fleet is among the most modern and best maintained aircraft fleet operating in the Gulf of Mexico. We believe our fleet is at least 50% larger than our next largest competitor in the Gulf of Mexico. We target a complete, full-scale refurbishment in our repair and maintenance facility every five years for each of our Oil and Gas aircraft to maintain our level of quality. As required by the FAA, we routinely inspect our aircraft in accordance with manufacturer specifications.

•	Integrated operation and maintenance functions. We believe that we are one of the industry leaders in helicopter maintenance, repair and refurbishment operations. We also believe that our repair and refurbishment facility in Lafayette, Louisiana, which became operational in 2001, is one of the premier facilities of its kind in the world due to its size, scope of operations, extensive inventory of parts and experienced technical and maintenance personnel. We believe this facility allows us to more efficiently and effectively service our fleet of aircraft, resulting in less downtime and safer operations.

•	Strong safety record; experienced and extensively trained pilots. Safety is critical to us and to our customers. Our pilots average nearly 7,000 hours of flight time and 11 years of experience with PHI, and must have at least 1,500 flight hours and a commercial pilot certificate with instrument rating before we hire them. Once hired, our pilots undergo rigorous additional training covering all aspects of helicopter operation. As a result of this training and experience, coupled with our detailed safety maintenance system and comprehensive maintenance, we believe that we have one of the best safety records in the industry. Based on data compiled by the Helicopter Safety Advisory Conference, for the five-year period through 2009, our Gulf of Mexico operations averaged 0.54 accidents for each 100,000 flight hours, approximately two-thirds less than the average rate for our Gulf of Mexico competitors (1.58 accidents per 100,000 flight hours). According to the National Transportation Safety Board, for the ten-year period through 2009, on a company-wide basis, our accident rate was 1.66 accidents per 100,000 flight hours, compared to a national average rate of 7.12 accidents per 100,000 flight hours.

•	Significant barriers to entry to serve our larger customers. We believe that there are significant barriers to entry in our industry, particularly with respect to operating aircraft for the major oil companies and the larger independent oil companies. Our largest customers have employees dedicated to setting extensive selection criteria for their helicopter transport provider. These criteria are based on safety and performance records, and very few companies have the substantial infrastructure and track record to meet these stringent requirements. Operators who are unable to meet these rigorous quality standards on a long-term basis generally are excluded from the bidding process. We work closely with our customers to meet their specific requirements. In addition, our primary targets for growth in the air medical industry are currently served by a limited number of major competitors.

•	Experienced management and operations team. Members of our senior management and operations team have significant experience in the oil and gas service industry and in the commercial helicopter service industry. Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, has over 40 years of experience in the oil and gas service industry. The nine members of our senior management team, excluding the Air Medical segment, average approximately 15 years of service with us and have an average of approximately 27 years of aviation experience. David Motzkin, the director of our Air Medical operations, and his four regional directors have an aggregate of approximately 75 years of experience in the emergency medical services industry.

INDUSTRY OVERVIEW

Gulf of Mexico helicopter operations

Offshore oil and gas activities in the Gulf of Mexico require daily movement of several thousand people plus parts and equipment between onshore bases and remote offshore working areas. These transports must occur in a safe, timely manner to ensure smooth operations and avoid costly delays. Helicopters are a primary means of offshore transportation, particularly for crew changes, and typically are the only economical crew transportation option for distances greater than 60 miles from shore. The outermost portions of the continental shelf region of the Gulf of Mexico (the “Continental Shelf”) are located approximately 85 miles from our 17 onshore bases in Louisiana, Texas and Alabama, and the deepwater areas generally are located from 170 to 230 miles from these bases, which allow us to efficiently service the primary exploration and production areas of the Gulf of Mexico.

Crews working offshore typically work on a seven days on, seven days off or a 14 days on, 14 days off basis, with crew changes generally occurring midweek at regularly scheduled times. The size of a crew working at any given time is approximately 60 to 90 people for a jackup rig in the Continental Shelf and 100 to 200 or more people for the larger drilling rigs and production facilities involved in deepwater drilling and production. Typically, there are two crews working onsite at any given time, with one crew being changed out each week. Because of the size of crew complements offshore, multiple round trips or multiple helicopters are required for each crew change operation.

Demand for helicopter services in the Gulf of Mexico is driven by the number of production facilities (both manned and unmanned) and drilling rigs. As of September 10, 2010, there are approximately 3,400 active oil and gas platforms and 109 contracted offshore drilling rigs in the Gulf of Mexico.

The majority of the 3,400 active oil and gas platforms are located on the Continental Shelf of the Gulf of Mexico and must be inspected and maintained on a regular basis by both operators and regulatory officials to satisfy regulatory and operator safety requirements. These ongoing inspection and maintenance services provide a stable level of helicopter demand that generally is less sensitive to short-term changes in commodity prices. Light helicopters are the most efficient way to service these maintenance and inspection visits and smaller crew changes.

The U.S. Gulf of Mexico, particularly its deepwater region, is an increasingly important source of oil and natural gas production, as it is one of the last known sources of large deposits of oil and natural gas in the U.S. Currently, according to the Bureau of Ocean Energy Management, Regulation, and Enforcement, there are approximately 2,200 active leases in water depths less than 200 meters, and approximately 4,400 active leases beyond that water depth, including approximately 3,500 active leases in water depths greater than 1,000 meters. According to Wood Mackenzie, an international energy research firm, as of September 7, 2010, there are 48 deepwater fixed production platforms and floating production facilities in service in the Gulf of Mexico, and an additional 11 deepwater platforms and facilities have been identified for development in the Gulf of Mexico between 2010 and 2016.

Air Medical operations

The civilian air medical industry began in the 1970s and has grown steadily since that time. According to the Association of Air Medical Services, the number of air transports has grown at a 7% compound annual growth rate (“CAGR”) since 1990 and at an 11.5% CAGR since 2000, while the number of aircraft has grown at a CAGR of 11% since 1990 and 18.3% since 2000. Patient transports can be from one medical facility to another or from an accident scene to a medical facility.

The entire air medical transportation market in the U.S. is approximately $2.5 billion, of which about 50%, or $1.2 billion, is controlled by hospitals. In recent years, hospitals gradually have begun to exit this market, which is expected to increase the portion of the market available to independent operators over the next several years. As hospitals exit the market, PHI has begun shifting its focus to the hospital-based model by providing air medical services to those hospitals that no longer desire to operate air medical operation themselves, which we believe will increase the stability of our revenue from the Air Medical segment. Under this model, the hospital pays us a fixed monthly base rate and a variable rate per flight hour. In contrast, under the independent provider model, we provide not only the transportation, but also the medical care, communications and dispatch, and billing and collections. Our revenues under this model are variable and consist of flight fees billed directly to patients, their insurers or to governmental agencies such as Medicare and Medicaid.

SAFETY RECORD

Our customers consistently cite safety and reliability as a critical factor in selecting a provider of air transportation services. Since our inception in 1949, safety has been a top priority and one of the cornerstones of our culture. In over 50 years of operations, we have logged more than 10.5 million flight hours, and during that time we have developed and refined rigorous safety programs and practices that we believe have given us one of the strongest safety records in the commercial helicopter industry.

We believe that the key elements of our strong safety record are awareness, extensive training, employee incentives and comprehensive maintenance of our fleet. We strive to incorporate best safety practices in every area of our operations. Our company-wide safety program rewards employees who contribute to our safety goals by working accident free, and we believe our pilots and mechanics are among the most experienced and well trained in the industry.

Based on data compiled by the Helicopter Safety Advisory Conference, for the five-year period through 2009, our Gulf of Mexico operations averaged 0.54 accidents for each 100,000 flight hours, approximately two-thirds less than the average rate for our Gulf of Mexico competitors (1.58 accidents per 100,000 flight hours). According to the National Transportation Safety Board, for the ten-year period through 2009, on a company-wide basis, our accident rate was 1.66 accidents per 100,000 flight hours, compared to a national average rate of 7.12 accidents per 100,000 flight hours.

RECENT DEVELOPMENTS

Financing transactions

On September 23, 2010, we issued an aggregate principal amount of $300 million of 8.625% Senior Notes due 2018 in private placements under the Securities Act, of which $297 million was issued to UBS Securities LLC, as the initial purchaser, in connection with transactions under Rule 144A and Regulation S of the Securities Act (the “Unregistered Notes”), and $3 million was issued to two accredited investors pursuant to Regulation D of the Securities Act (the “Regulation D Notes”). Net proceeds of $295.5 million were used to repurchase $189.5 million of our $200 million outstanding 7.125% Senior Notes due 2013 pursuant to a tender offer that also settled on September 23, 2010, at a total cost of $199.0 million, including the tender premium and accrued and unpaid interest. On October 25, 2010, we redeemed the remaining $10.5 million of 7.125% notes outstanding, at a redemption price of 103.563% of their face amount plus accrued and unpaid interest. After the repurchase and redemption of all of our outstanding $200 million 7.125% Senior Notes as described above, we had remaining net proceeds of approximately $82.0 million. We intend to use these proceeds for general corporate purposes, including the exercise of purchase options for aircraft currently leased, and for the purchase of aircraft required to perform our new contract with Shell described below. Of the approximately $82.0 million in net proceeds, on October 1, 2010, $25.3 million was used for the purchase of aircraft off lease.

Options to purchase leased aircraft

As of September 30, 2010, we had options to purchase aircraft under lease becoming exercisable in 2010 through 2014 for the following aggregate purchase prices, respectively: $25.3 million, $54.3 million, $51.0 million, $38.8 million and $114.4 million. Subject to market conditions, we intend to exercise these options as they become exercisable, and intend to finance some of these acquisition costs with the net proceeds of our Unregistered Notes. On October 1, 2010, we exercised the options exercisable in 2010, acquiring two heavy aircraft for $25.3 million, funded with the proceeds of the Unregistered Notes.

New Shell contract

In 2010, we executed a new contract with Shell Offshore, Inc., a subsidiary of Shell, to provide helicopter transportation services in the Gulf of Mexico through mid-2016. The contract covers 11 aircraft, and requires us to replace, between June 2011 and January 2013, the Sikorsky S-76 aircraft we currently provide to Shell with 10 Agusta Westland AW139’s, a more costly aircraft which commands a higher rate. We believe this contract reinforces our strong relationship with Shell, who is one of our largest customers, having contributed 15% of our consolidated revenues in 2009.

In connection with the new Shell contract, we have entered into a contract to acquire 10 new Augusta Westland AW139 aircraft, scheduled for delivery commencing in late 2010 and continuing through late 2012. The AW139s have an aggregate acquisition cost of approximately $127 million. We have traded in two aircraft in exchange for a credit of approximately $20.3 million towards these acquisition costs. We may finance some of these acquisition costs with net proceeds from the issuance of the Unregistered Notes and expect to finance the balance through some combination of cash on hand or generated from operations, operating leases and borrowings under our revolving credit facility.

The Macondo incident

In April 2010, the Deepwater Horizon rig, engaged in deepwater drilling operations at BP’s Macondo well in the Gulf of Mexico, sank after a blowout, resulting in the discharge of substantial amounts of oil until mid-July 2010, when the flow of oil was stopped. On May 28, 2010, the Department of Interior imposed a six-month moratorium on offshore deepwater drilling operations, the enforcement of which was preliminarily enjoined, and on July 12, 2010, the Department of Interior imposed another similar moratorium set to expire November 30, 2010. As a result, deepwater drilling operations in the Gulf of Mexico were suspended. On October 12, 2010, the Department of Interior lifted the moratorium on deepwater drilling. In addition, as a result of regulatory actions by the Department of Interior, there has been a “de facto” moratorium on drilling in the shallow waters of the Gulf of Mexico. It is not possible to estimate whether or when drilling operations in the Gulf of Mexico will return to normal activity levels, due to uncertainties surrounding the timing of issuance of drilling permits by the Department of Interior and new regulations related to drilling operations. BP has incurred significant costs related to the clean up of and damages caused by the oil spill and stopping the flow of oil from the well. BP is one of our major customers and accounted for approximately 14% of our total revenues in 2009.

As a result of these events, we have experienced increased flight activity, although we expect that this increased activity will decline when flight activity associated with the clean-up winds down. We estimate that the flight hours related to this increased activity were approximately 2,800 hours and 1800 hours, or 7% and 5% of total flight hours (9% and 6% of Oil and Gas segment flight hours) for the second and third quarters of 2010, respectively. Offsetting these increased flight hours are decreased flight hours resulting from the suspension of deepwater drilling activities in the Gulf of Mexico. We estimate that the adverse affect to our flight hours related to deepwater drilling rigs that have already demobilized are approximately 500 to 600 flight hours per month, or approximately 5% of Oil and Gas segment flight hours per month. Many of the deepwater drilling rigs we have been servicing are still on location (although not drilling), and therefore we are still conducting crew changes to those rigs. It is not possible to estimate how long these rigs will remain in their current status, but if these drilling rigs are demobilized or leave the Gulf of Mexico, there will be a further adverse affect to our flight activity. The majority of our transportation activity services production facilities, which were not directly impacted by the moratorium. This adds stability to our business as these are more permanent in nature.

While the Macondo incident presents risks to our business, we believe it also presents opportunities. Increased regulatory requirements that may result from the incident could give a competitive advantage to our customers, who tend to be larger operators and we believe better able to absorb related increased costs. We also believe that an increased focus on safety could benefit our company, as we have a strong record of safe operations. For a discussion of risks to our business from the Macondo incident, see “Risk factors.”

Litigation

Information about Superior Offshore International Inc. v. Bristow Group Inc., ERA Helicopters, LLC, Seacor Holdings Inc., ERA Group Inc., ERA Aviation, Inc., and PHI, Inc., is contained in our Form 10-Q for the quarter ended September 30, 2010. On November 30, 2010, the court granted plaintiff leave to amend the complaint, limited discovery to the new allegations, and established a schedule for briefing dispositive motions in February 2011.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508. Our telephone number is (337) 235-2452 and our internet website is www.phihelico.com. The information contained on, or accessible through, our website is not part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

You are entitled to exchange in the exchange offer your outstanding Unregistered Notes for Registered Notes with substantially identical terms. The summary below describes the principal terms of the Registered Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read the discussion under the heading “Description of notes” for further information regarding the Registered Notes.

The Initial Offering of Unregistered Notes	We sold the Unregistered Notes on September 23, 2010 to UBS Securities LLC (the “Initial Purchaser”). The Initial Purchaser subsequently resold the Unregistered Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. Persons within the meaning of Regulation S under the Securities Act.

The exchange	We are offering to exchange the Registered Notes for your Unregistered Notes. In order to be exchanged, an Unregistered Note must be properly tendered and accepted. All Unregistered Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue Registered Notes promptly after the expiration of the exchange offer.

Registration rights	Under a registration rights agreement executed as part of the offering of Unregistered Notes, we and the guarantors agreed to:

• file this registration statement to exchange the Unregistered Notes for Registered Notes with substantially the same terms;

• use reasonable best efforts to cause this registration statement to become effective;

• use reasonable best efforts to consummate the exchange offer within 365 days after the issue date; and

• use reasonable best efforts to file a shelf registration statement for the resale of the Unregistered Notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Registered Notes issued pursuant to the exchange offer in exchange for Unregistered Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the Registered Notes in the ordinary course of business; and

• have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the Registered Notes.

In addition, each participating broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer in exchange for Unregistered Notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. For more information, see “Plan of distribution.”

Any holder of Unregistered Notes, including any broker-dealer, who

• is our affiliate,

• does not acquire the Registered Notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Registered Notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Registered Notes.

Expiration time	The exchange offer will expire at 5:00 p.m., New York City time, on January 19, 2011, unless we extend the exchange offer in our sole discretion, in which case the term “expiration time” means the latest date and time to which the exchange offer is extended. We do not currently intend to extend the expiration date.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The exchange offer — Conditions to the exchange offer.”

Procedures for Tendering Unregistered Notes	If you wish to tender your Unregistered Notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date:

•  a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Unregistered Notes and update your account to reflect the issuance of the Registered Notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent; and

• a timely confirmation of book-entry transfer of your Unregistered Notes into the account of the exchange agent at DTC.

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any Registered Notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangements or understandings with any person or entity, including any of our affiliates, to participate in the distribution of the Registered Notes;

•  if you are a broker-dealer that will receive Registered Notes for your own account in exchange for Unregistered Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Registered Notes; and

•  you are not our “affiliate” as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will company with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Unregistered Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest of Unregistered Notes in the exchange offer, you should contact the person in whose name your book-entry interests or Unregistered Notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal of tenders	A tender of Unregistered Notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any Unregistered Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Delivery of the Registered Notes	The Registered Notes issued pursuant to this exchange offer will be delivered to holders who tender Unregistered Notes promptly following the expiration time.

Consequences of failure to exchange	All untendered Unregistered Notes will continue to be subject to the restrictions on transfer provided for in the Unregistered Notes and in the indenture. In general, the Unregistered Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not anticipate that we will register the Unregistered Notes under the Securities Act.

Material U.S. federal income tax consequences	We believe that the exchange of Unregistered Notes for Registered Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, see “Material U.S. federal income tax consequences.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the Registered Notes.

Exchange agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The exchange offer — Exchange agent.”

SUMMARY OF THE REGISTERED NOTES

Issuer	PHI, Inc.

Notes offered	$297,000,000 aggregate principal amount of 8.625% senior notes due 2018. The terms of the Registered Notes are substantially identical to the terms of the outstanding Unregistered Notes, except that the transfer restrictions and registration rights relating to the Unregistered Notes do not apply to the Registered Notes.

Maturity Date	October 15, 2018.

Interest	8.625% per annum.

Interest payment dates	Interest on the notes will be payable semi-annually in arrears in cash on each April 15 and October 15, commencing on April 15, 2011.

Guarantees	The notes will be jointly and severally, fully and unconditionally, guaranteed on a senior basis by all of our existing and future U.S. restricted subsidiaries.

Ranking	The notes will be our unsecured, senior obligations. The notes will rank senior to all of our future subordinated debt. The subsidiary guarantees with respect to these notes will be general, unsecured, senior obligations of the applicable guarantor subsidiary and will rank equally in right of payment with all of such guarantor subsidiary’s existing and future senior debt. However, the notes and the guarantees will be effectively subordinated to (1) secured debt that we and our guarantor subsidiaries incur to the extent of the value of the assets securing such debt and (2) any debt and other liabilities of our non-guarantor subsidiaries. As of September 30, 2010, we had $18.3 million of senior secured debt outstanding under our revolving credit facility, excluding $5.5 million in letters of credit under our revolving credit facility. As of such date, availability for borrowings under the revolving credit facility was $51.2 million. All borrowings under the revolving credit facility are effectively senior to the notes to the extent of the value of the assets securing such borrowings. As of September 30, 2010, our non-guarantor subsidiaries had de minims debt or other liabilities.

Optional redemption	We may, at our option, redeem the notes, in whole or in part, at any time on or after October 15, 2014 at the redemption prices described in “Description of notes — Optional redemption,” plus accrued and unpaid interest to the redemption date.

Prior to October 15, 2013, we may, at our option, redeem notes with the net proceeds of sales of certain equity securities at the redemption price described in “Description of notes — Optional redemption.” We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes remain outstanding.

Prior to October 15, 2014, we may, at our option, redeem the notes, in whole or in part, at a make-whole price described in “Description of notes — Optional redemption” plus accrued and unpaid interest to the redemption date.

Change of control	Upon certain “Change of Control” events (as defined in the indenture), each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See “Description of notes — Change of control.”

Certain covenants	The indenture governing the notes contains covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue certain capital stock;

• pay dividends on, redeem or repurchase capital stock;

• make investments;

• sell assets;

• engage in transactions with affiliates;

• enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

• enter into different lines of business;

• create unrestricted subsidiaries;

• enter into sale and leaseback transactions;

• create liens on our assets; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our restricted subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described in “Description of notes.” Many of the covenants will be suspended during any period when the notes have an investment grade rating from the rating agencies as described under “Description of notes — Certain covenants.”

You should refer to the section “Risk factors” for an explanation of some risks of participating in the exchange offer.

Ratio of earnings to fixed charges

Our ratio of earnings to fixed charges was as follows:

					Nine Months
					Ended
Years Ended December 31,					September 30,
2005	2006	2007	2008	2009	2010

1.9x	1.0x	2.7x	2.4x	1.7x	1.6x

The term “fixed charges” means the sum of interest and the estimated interest component of our rent expense. For this calculation, fixed charges are added back to net earnings before income taxes. Ratio of earnings to fixed charges does not reflect the pro forma effect of the initial issuance of our $300 million 8.625% Senior Notes due 2018 or the redemption and repurchase of our $200 million 7.125% Senior Notes due 2013.

Selected consolidated financial data

The following selected consolidated financial and other data should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus.

The selected consolidated financial and other data as of and for each of the years ended December 31, 2005 through 2009 have been derived from our audited consolidated financial statements and the selected consolidated financial and other data for the nine months ended September 30, 2009 and 2010 is derived from our unaudited condensed consolidated financial statements. Historical results are not necessarily indicative of the results to be expected in the future.

						Nine Months Ended
	Years Ended December 31,					September 30,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in thousands)

Income Statement Data
Operating revenues	$363,610	$413,118	$446,406	$509,514	$487,175	$364,456	$396,875
Gain on disposition of assets, net	1,173	1,910	34,953	4,468	111	172	221
Net earnings (loss)(1)(2)(3)	14,154	(667)	28,218	23,515	12,968	12,694	8,642
Net earnings (loss) per share
Basic	1.76	(0.05)	1.85	1.54	0.85	0.83	0.56
Diluted	1.76	(0.05)	1.85	1.54	0.85	0.83	0.56
Weighted average shares outstanding
Basic	8,040	13,911	15,279	15,295	15,307	15,306	15,312
Diluted	8,063	13,911	15,288	15,301	15,307	15,306	15,312
Cash Flow Data
Net cash provided by operating activities	$28,020	$30,324	$25,226	$43,798	$55,272	$40,456	$51,503
Net cash used in investing activities	(137,464)	(178,928)	(19,464)	(47,292)	(69,235)	(45,083)	(120,678)
Net cash provided by (used in) financing activities	108,947	146,388	(5,157)	3,228	15,305	7,350	98,217
Balance Sheet Data(4)
Current assets	$224,265	$307,689	$230,029	$224,620	$245,301	$261,440	$361,465
Working capital	162,527	245,099	176,633	173,978	207,024	209,194	299,425
Property and equipment, net	311,678	369,465	484,119	528,574	548,536	532,079	546,183
Total assets	549,209	700,970	741,296	777,182	805,506	807,252	945,291
Total long-term debt	203,300	205,500	200,000	203,000	218,305	210,350	318,287
Shareholders equity	239,051	400,125	428,669	452,396	465,448	465,172	474,083

(1)	Net loss in 2006 includes an after tax charge of $7.7 million related to the refinancing of our 9 3/8% Senior Notes.

(2)	Net earnings in 2007 was impacted due to the pilots’ strike that commenced September 20, 2006.

(3)	Net earnings in 2008 includes an after tax goodwill impairment charge of $1.6 million related to our Air Medical segment.

(4)	At period end.

Risk factors

Before you decide to participate in the exchange offer, you should carefully consider the risks described below as well as those risks contained in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively, which are incorporated into this prospectus by reference, together with all other information and data included or incorporated by reference in this prospectus.

RISKS RELATED TO THE EXCHANGE OFFER

Because there is no public market for the notes, you may not be able to resell your notes.

The Registered Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Registered Notes; or

•	the price at which the holders would be able to sell their Registered Notes.

If a trading market were to develop, the Registered Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance, as well as declines in the prices of securities, or the financial performance or prospects of, similar companies.

Any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any Unregistered Note holder who tenders in the exchange offer for the purpose of participating in a distribution of the Registered Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see the section “Exchange Offer.”

Your notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your notes.

We will not accept your Unregistered Notes for exchange if you do not follow the exchange offer procedures. We will issue Registered Notes as part of this exchange offer only after a timely tender of Unregistered Notes. If you do not tender your Unregistered Notes by the expiration date of the exchange offer, we will not accept your Unregistered Notes for exchange. If there are defects or irregularities with respect to your tender of Unregistered Notes, we will not accept such Unregistered Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Unregistered Notes for exchange.

If you do not exchange your Unregistered Notes, your Unregistered Notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your notes.

We did not register the Unregistered Notes, nor do we intend to do so following the exchange offer. Unregistered Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Unregistered Notes, you will lose your right to have such Unregistered Notes registered under the federal securities laws. As a result, if you hold Unregistered Notes after the exchange offer, you may not be able to sell your Unregistered Notes.

The reoffering and resale of the Unregistered Notes is subject to significant legal restrictions.

The Unregistered Notes have not been registered under the Securities Act or any state securities laws. As a result, holders of Unregistered Notes may reoffer or resell Unregistered Notes only if:

•	there is an applicable exemption from the registration requirements of the Securities Act and applicable state laws that applies to the circumstances of the offer and sale, or

•	we file a registration statement and it becomes effective.

RISKS RELATING TO THE NOTES

Our substantial indebtedness and operating lease commitments could adversely affect our financial condition and impair our ability to operate our business.

We are a highly leveraged company and, as a result, have significant debt service obligations. We also have significant operating lease commitments and, as a result, have significant rent expense. As of September 30, 2010, our total indebtedness was $318.3 million, consisting of $300 million of our 2018 notes and $18.3 million borrowed under our revolving credit facility, which matures in September 2012, excluding $5.5 million in letters of credit issued under the revolving credit facility. As of September 30, 2010, the amount available for borrowing under the revolving credit facility was $51.2 million. Borrowings under our revolving credit facility are secured by accounts receivable and inventory and are effectively senior to our 2018 notes to the extent of the value of the assets securing such borrowings. As of September 30, 2010, our ratio of total long-term indebtedness to shareholders’ equity was .67 to 1.00.

As of September 30, 2010, we had approximately $207.0 million in aggregate commitments under operating leases, of which approximately $8.2 million is payable through December 31, 2010, and a total of $33.3 million is payable in 2011. The total lease commitments include $190.7 million for aircraft and $16.3 million for facility lease commitments, primarily for our facilities in Lafayette, Louisiana.

Following this exchange, we could incur additional debt and enter into additional operating leases, which could negatively impact our financial condition, results of operations and business prospects and prevent us from satisfying our obligations under the notes.

The degree to which we are leveraged or may become leveraged in the future could have important consequences to you, including:

•	we will be required to dedicate a substantial portion of our cash flow from operations to pay principal of, and interest on, our indebtedness, and make lease payments on our operating leases, thereby reducing funds available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes or to carry out other aspects of our business plan;

•	it may increase our vulnerability to a downturn in our business that may result from the Macondo incident or for other reasons;

•	it may increase our vulnerability to general adverse economic and industry conditions and limit our ability to withstand competitive pressures;

•	we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

•	our ability to obtain additional financing in the future may be impaired;

•	it may limit, along with the financial and other restrictive covenants in our revolving credit facility and future indebtedness, among other things, our ability to borrow additional funds or dispose of assets;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

•	it may make it more difficult for us to satisfy our obligations with respect to the notes.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

Our ability to meet our debt obligations, lease commitments and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. For more information on our indebtedness, please see “Description of other indebtedness.”

In the event of our bankruptcy or liquidation, holders of the notes will be paid from any assets remaining after payments to any holders of secured debt and debt and other liabilities of our non-guarantor subsidiaries.

The notes and the guarantees are general unsecured senior obligations of us and our subsidiary guarantors, effectively junior to any of our existing or future secured debt to the extent of the value of assets securing that debt. The notes and the guarantees are effectively subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries. If we are declared bankrupt or insolvent, or are liquidated, holders of our secured debt and any secured debt of our subsidiaries will be entitled to be paid from our assets before any payment may be made with respect to the notes. In addition, in that circumstance, holders of debt and other creditors of our non-guarantor subsidiaries would be entitled to be paid from the assets of those subsidiaries before the proceeds of those assets could be applied to pay the notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt, the secured debt of our subsidiary guarantors, the debt and other liabilities of our non-guarantor subsidiaries, and the notes and other liabilities of us and our subsidiaries. As a result, holders of the notes may receive less, ratably, than holders of secured debt of us or our subsidiary guarantors or the debt of our non-guarantor subsidiaries in the event of bankruptcy or liquidation.

We may not be able to generate cash flow to meet our service obligations.

Our ability to make payments on our indebtedness, including the notes, to pay our obligations under our operating leases, and to fund planned capital expenditures, including purchases of aircraft under purchase options, will depend on our ability to generate cash in the future. This is subject to conditions in the oil and gas industry, particularly in the Gulf of Mexico, and to general economic and financial conditions, the impact of legislative and regulatory actions on how we conduct our business and other factors, all of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness or to pay our obligations under operating leases, or that future borrowings or access to aircraft lease facilities will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs, such as purchases of aircraft under purchase options or upon expiration of operating leases. If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness or to pay our operating lease operations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying acquisitions or capital investments; or

•	seeking to raise additional capital.

However, we cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, or that implementing any such alternative financing plans would allow us to meet our debt obligations and capital investment needs. Our inability to generate sufficient cash flow to satisfy our debt and operating lease obligations, including our obligations under the notes, or to obtain alternative financings, could materially and adversely affect our business, financial condition, results of operations and prospects.

Restrictions in our debt agreements could limit our growth and our ability to respond to changing conditions.

Our revolving credit facility contains and the indenture governing the notes contain a number of significant covenants in addition to covenants restricting the incurrence of additional debt. These covenants limit our ability, among other things, to:

•	pay cash dividends or distributions on our capital stock or redeem or repurchase our capital stock;

•	make certain investments;

•	create certain liens on our assets to secure debt;

•	consolidate, merge or enter into other business combination transactions;

•	issue and sell capital stock of our subsidiaries;

•	incur additional indebtedness and issue certain capital stock;

•	enter into different lines of business;

•	enter into agreements that restrict dividends or other payments from our subsidiaries to us;

•	participate in activities through business entities that are not subsidiaries;

•	enter into sale and leaseback transactions;

•	enter into certain transactions with affiliates; and

•	transfer and sell assets.

In addition, our revolving credit facility requires us to maintain certain financial ratios and satisfy certain financial condition tests and may require us to take action to reduce our debt or take some other action to comply with them. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our revolving credit facility and the indenture impose on us.

A breach of any of these covenants would result in a default under the applicable debt agreement. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and acceleration of, the debt outstanding under the other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. See “Description of other indebtedness” and “Description of notes — Events of default.”

We may not be able to repurchase the notes or repay debt under our revolving credit facility upon a change of control.

Upon the occurrence of a change of control, holders of the notes may require us to offer to repurchase all or any part of their notes. We may not have sufficient funds at the time of the change of control to make the required repurchases, or restrictions under our revolving credit facility may not allow such repurchases. Additionally, an event constituting a “Change of Control” (as defined in the indenture) will likely be an event of default under our revolving credit facility if we are required to offer to repurchase the notes but are unable to do so, which default would, if it should occur, permit the lenders to accelerate the debt outstanding under our revolving credit facility and that, in turn, would cause an event of default under the indenture.

The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes tendered and to repay debt under our revolving credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any of our future credit agreements or other agreements relating to debt will most likely contain similar restrictions and provisions.

Not all of our subsidiaries guarantee the notes.

Our foreign subsidiaries do not guarantee the notes. Although our non-guarantor subsidiaries generated no or de minimis revenues and operating cash flow during the twelve-month period ended December 31, 2009 and nine months ended September 30, 2010, and these subsidiaries had de minimis assets and liabilities and no indebtedness (other than intercompany debt) as of September 30, 2010, these non-guarantor subsidiaries may have revenues, operating cash flow, assets, liabilities and indebtedness in the future, in which case the claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness, and claims of preferred stockholders (if any) of such subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of our company, including holders of the notes, even if the obligations of the non-guarantor subsidiaries do not constitute senior indebtedness.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.

Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void the subsidiary guarantees. Generally, to the extent that a U.S. court were to find that at the time one of our subsidiaries entered into a subsidiary guarantee either:

•	the subsidiary incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor, or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary

•	was insolvent or became insolvent as a result of issuing the subsidiary guarantee,

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured, then the court could void or subordinate the subsidiary guarantee in favor of the subsidiary’s other obligations.

A legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus, among other things, on the benefits, if any, the subsidiary realized as a result of our issuing the notes. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.

Your ability to sell the notes may be limited by the absence of an active trading market, and there is no assurance that an active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not presently intend to apply for listing of the notes on any securities exchange. The Initial Purchaser has made a market in the Unregistered Notes, and may make a market in the Registered Notes, if issued, as permitted by applicable laws and regulations. However, the Initial Purchaser is not obligated to make a market in the notes, and it may discontinue its market-making activities at any time without notice.

We cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

RISKS INHERENT IN OUR BUSINESS

The failure to maintain our safety record would seriously harm our ability to attract new customers and maintain our existing customers.

A favorable safety record is one of the primary factors a customer reviews in selecting an aviation provider. If we fail to maintain our safety and reliability record, our ability to attract new customers and maintain our current customers will be materially adversely affected.

Helicopter operations involve risks that may not be covered by our insurance or may increase the cost of our insurance.

The operation of helicopters inherently involves a high degree of risk. Hazards such as aircraft accidents, collisions, fire and adverse weather are hazards that must be managed by providers of helicopter services and may result in loss of life, serious injury to employees and third parties, and losses of equipment and revenues.

We maintain hull and liability insurance on our aircraft, which insures us against physical loss of, or damage to, our aircraft and against certain legal liabilities to others. In addition, we carry war risk, expropriation, confiscation and nationalization insurance for our aircraft involved in international operations. In some instances, we are covered by indemnity agreements from our customers in lieu of, or in addition to, our insurance. Our aircraft are not insured for loss of use.

While we believe that our insurance and indemnification arrangements provide reasonable protection for most foreseeable losses, they do not cover all potential losses and are subject to deductibles, retentions, coverage limits and coverage exceptions such that severe casualty losses, or the expropriation or confiscation of significant assets could materially and adversely affect our financial condition or results of operations. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our financial condition, results of operations, and cash flows.

Our operations are affected by adverse weather conditions and seasonal factors.

We are subject to three types of weather-related or seasonal factors:

•	poor weather conditions that often prevail during winter but can develop in any season;

•	the tropical storm and hurricane season in the Gulf of Mexico; and

•	reduced daylight hours during the winter months.

Poor visibility, high winds and heavy precipitation can affect the operation of helicopters and significantly reduce our flight hours. A significant portion of our operating revenue is dependent on actual flight hours and a substantial portion of our direct costs is fixed. Thus, prolonged periods of adverse weather can materially and adversely affect our operating revenues and net earnings.

In the Gulf of Mexico, the months of December, January and February generally have more days of adverse weather conditions than the other months of the year. Also, June through November is tropical storm and hurricane season in the Gulf of Mexico, with August and September typically being the most active months. During tropical storms, we are unable to operate in the area of the storm and can incur significant expense in moving our aircraft to safer locations. In addition, as most of our facilities are located along the Gulf of Mexico coast, tropical storms and hurricanes may cause substantial damage to our property, including helicopters that we are unable to relocate.

Because the fall and winter months have fewer hours of daylight, our flight hours are generally lower at those times, which typically results in a reduction in operating revenues during those months. Currently, only 88 of the 159 helicopters used in our oil and gas operations are equipped to fly under IFR, which enables these aircraft, when manned by IFR-rated pilots and co-pilots, to operate when poor visibility or darkness prevents flight by aircraft that can fly only under VFR. Not all of our pilots are IFR rated.

Our helicopters may not always be profitably deployed.

Management of our helicopter fleet exposes us to the risk that our helicopters may not always be profitably deployed. Customers often require a specific type of helicopter, which may be different from those in our fleet. Our contract terms generally are too short to recover our cost of purchasing a helicopter, subjecting us to the risk that we will be unable to recoup our investment in the helicopter. Helicopters we acquire may not be covered by customer contracts when they are placed into service. Once a new helicopter is delivered to us, we generally spend between two and three months installing mission-specific and/or customer-specific equipment before we place it into service. As a result, there can be a significant delay between the delivery date for a new helicopter and the time that it is able to generate revenues for us.

We may not be able to find alternative profitable uses for helicopters no longer under contract. For example, in the third quarter of 2010, we entered into a contract to purchase 10 medium aircraft related to requirements under a new contract with a customer, which will replace aircraft being used with respect to the current contract over a two-year period. See “Prospectus summary — Recent developments — New Shell contract.” As a result, we must find alternative profitable uses for the helicopters that will be released under the current contract. If we cannot find an acceptably profitable use for a helicopter, or if a helicopter no longer meets our strategic objectives, including due to age, we may sell it. Prices in the used helicopter market have been volatile over time, and we may incur gains or losses from the sale of helicopters. Inability to profitably deploy helicopters in our fleet may have a material adverse effect on our financial condition, results of operation and cash flow.

Our contracts generally can be terminated or downsized by our customers without penalty.

Most of our fixed-term contracts contain provisions permitting early termination by the customer, sometimes with as little as 30 days’ notice for any reason and generally without penalty. In addition, many of our contracts permit our customers to decrease the number of aircraft under contract with a corresponding decrease in the fixed monthly payments without penalty. As a result, undue reliance should not be placed on our customer contracts or the terms of those contracts.

The helicopter services business is highly competitive.

All segments of our business are highly competitive. Many of our contracts are awarded after competitive bidding, and the competition for those contracts generally is intense. The principal aspects of competition are safety, price, reliability, availability and service.

We have two major competitors and several small competitors operating in the Gulf of Mexico, and most of our customers and potential customers could operate their own helicopter fleets if they chose to do so.

Our Air Medical segment competes for business primarily under the independent provider model and, to a lesser extent, under the hospital-based model. Under the independent provider model, we have no contracts and no fixed revenue stream, but must compete for transport referrals on a daily basis with other independent operators in the area. Under the hospital-based model, we contract directly with the hospital to provide their transportation services, with the contracts typically awarded on a competitive bid basis. Under both models, we compete against national and regional companies, and there is usually more than one competitor in each local market. In addition, we compete against hospitals that operate their own helicopters and, in some cases, against ground ambulances as well.

Our air medical operations expose us to numerous special risks, including collection risks and potential medical malpractice claims.

Our air medical operations are highly competitive and expose us to a number of risks that we do not encounter in our oil and gas operations. For instance, the fees for our air medical services generally are paid by individual patients, insurance companies, or government agencies such as Medicare and Medicaid. As a result, our profitability in this business depends not only on our ability to generate an acceptable volume of patient transports, but also on our ability to collect our transport fees. We are not permitted to refuse service to patients based on their inability to pay.

We employ paramedics, nurses, and other medical professionals for these operations, which can give rise to medical malpractice claims against us, which, if not fully covered by our medical malpractice insurance, could materially adversely affect our financial condition and results of operations.

Increased governmental regulations could increase our costs or reduce our ability to operate successfully.

Our operations are regulated by a number of federal and state agencies. All of our flight operations are regulated by the FAA. Aircraft accidents are subject to the jurisdiction of the National Transportation Safety Board. Standards relating to workplace health and safety are monitored by OSHA. We are also subject to various federal and state healthcare-related laws and regulations.

The FAA has jurisdiction over many aspects of our business, including personnel, aircraft and ground facilities. We are required to have an Air Taxi Certificate, granted by the FAA, to transport personnel and property in our helicopters. This certificate contains operating specifications that allow us to conduct our present operations, but it is potentially subject to amendment, suspension or revocation in accordance with procedures set forth in the Federal Aviation Act. The FAA conducts regular inspections regarding the safety, training and general regulatory compliance of our U.S. aviation operations. Additionally, the FAA requires us to file reports confirming our continued compliance.

FAA regulations require that at least 75% of our voting securities be owned or controlled by citizens of the U.S. or one of its possessions, and that our president and at least two-thirds of our directors be U.S. citizens. Our Chief Executive Officer and all of our directors are U.S. citizens, and our organizational documents provide for the automatic reduction in voting power of each share of voting common stock owned or controlled by a non-U.S. citizen if necessary to comply with these regulations.

We are subject to significant regulatory oversight by OSHA and similar state agencies. We are also subject to the Communications Act of 1934 because of our ownership and operation of a radio communications flight-following network throughout the Gulf of Mexico.

Numerous other federal statutes and rules regulate our offshore operations and those of our customers, pursuant to which the federal government has the ability to suspend, curtail or modify certain or all offshore operations. A suspension or substantial curtailment of offshore oil and gas operations for any prolonged period would have an immediate and materially adverse effect on us. A substantial modification of current offshore operations could adversely affect the economics of such operations and result in reduced demand for our services.

Our air medical operations are also subject to healthcare-related laws and regulations, including those related to Medicare and Medicaid compliance and the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996, as amended.

Our operations are subject to stringent and comprehensive environmental laws and regulations that may expose us to significant costs and liabilities.

Our operations are subject to stringent laws and regulations relating to environmental protection. Inherent in our business is the risk of incurring significant environmental costs and liabilities due to our handling of petroleum products and generated wastes, because of air emissions and wastewater discharges related to our operations, and as a result of historical operations and waste disposal practices. Environmental laws and regulations generally require us to obtain permits such as air emissions and wastewater permits before regulated activities commence, require us to remain in compliance with the permits, restrict the types, quantities and concentration of materials that can be released into the environment in connection with regulated activities, and impose substantial liabilities for pollution resulting from operations. Failure to comply with these laws and regulations or the terms or conditions of required environmental permits may result in the assessment of administrative, civil and/or criminal penalties, the imposition of remedial obligations or corrective actions, and the issuance of injunctions limiting or prohibiting some or all of our operations.

We currently own or lease, and have in the past owned or leased, properties that have been used for many years by persons, including us, for various aviation operational support and maintenance activities. Petroleum products and wastes may have been disposed or released on or under properties owned or leased by us or on or under other locations where we have arranged for such petroleum products or wastes to be taken for disposal or recycling. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of petroleum products or wastes was not under our control. Because operating and maintaining helicopters causes us to generate, handle and dispose of materials that may be classified as “hazardous substances,” “hazardous wastes,” or other types of regulated materials, we may incur joint and several, strict liability under applicable federal laws, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, also referred to as the Superfund law and the federal Resource Conservation and Recovery Act, as well as analogous state laws. Under such laws, we could be required to remove or remediate previously disposed wastes or property contamination, restore affected properties, or undertake measures to prevent future contamination. In addition, future spills or releases of regulated substances or the discovery of currently unknown contamination could expose us to material losses, expenditures and environmental liabilities, including liabilities resulting from lawsuits brought by private litigants or neighboring property owners or operators for personal injury or property damage related to our operations or the land on which our operations are conducted. We generally cannot recover these costs from insurance.

Changes in environmental laws, regulations or enforcement policies occur frequently, and any changes that result in more stringent or costly pollution control equipment, waste handling, storage, transport, disposal or cleanup requirements or other unforeseen liabilities could require us to make significant expenditures to attain and maintain compliance and may have a material adverse effect on our results of operations, competitive position or financial condition. For example, the U.S. Congress has considered, and almost one-half of the states have pursued regulatory initiatives designed to restrict the emission of carbon dioxide, methane and other greenhouse gases that may contribute to warming of the Earth’s atmosphere and other climatic changes, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse cap and trade programs. Any adoption of laws or regulations that limits emissions of greenhouse gases from equipment or operations could result in increased costs to reduce such emissions from our operations as well as those of our customers, and could adversely affect demand for our services.

New and proposed health care legislation and regulation could have a material impact on our business.

On March 23, 2010, the Patient Protection and Affordable Care Act became law, enacting comprehensive health care reform in the United States. Many provisions of the law that could impact our business will not become effective until 2014 or later, and require implementation through regulations that have not yet been promulgated. Accordingly, we are currently evaluating the new legislation and cannot predict with any certainty what the potential impact of the new law will be on our business. The legislation aims to expand health insurance coverage to uninsured Americans, and, among other things, expands Medicaid, requires U.S. citizens and legal residents to have health insurance coverage or pay a tax penalty, and assesses fees on employers who do not offer qualifying coverage to employees. The legislation also has provisions aimed at controlling health care costs. With respect to our Air Medical operations, we may see a decrease in reimbursement amounts from Medicaid, Medicare and commercial insurance payors, but may also see an increase in payments from individuals who were previously uninsured. Federal and state governments may propose and adopt other health care initiatives or changes to current laws and regulations, the impact of which cannot be predicted.

New and proposed health care legislation and regulation could increase the cost of providing medical benefits to employees, which could have an adverse impact on our results of operations.

Recently passed legislation, described above, and future proposed legislation and regulation, could increase the cost of providing medical insurance to our employees. The cost and other effects, which may include the cost of compliance and cost of insurance, cannot be determined with certainty. If our costs increase and we are unable to pass the costs to our customers, there may be a material adverse impact on our results of operations.

Our international operations are subject to political, economic and regulatory uncertainty.

Our international operations represented approximately 1% of our total operating revenues for the year ended December 31, 2009; however, we often consider international opportunities, particularly in our Oil and Gas segment, and often in lesser developed countries, and we are currently negotiating a joint venture in Brazil. International operations, particularly in lesser developed countries, are subject to a number of risks, including:

•	political, social and economic instability;

•	terrorism, kidnapping and extortion;

•	potential seizure or nationalization of assets;

•	import-export quotas; and

•	currency fluctuations or devaluation.

Additionally, our competitiveness in international markets may be adversely affected by government regulation, including regulations requiring:

•	the awarding of contracts to local contractors;

•	the employment of local citizens; and

•	the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local ownership.

Our failure to attract and retain qualified personnel could adversely affect us.

Our ability to attract and retain qualified pilots, mechanics, nurses, paramedics and other highly trained personnel will be an important factor in determining our future success. Many of our customers require pilots of aircraft that service them to have inordinately high levels of flight experience. The market for these experienced and highly trained personnel is extremely competitive. Accordingly, we cannot assure that we will be successful in our efforts to attract and retain such persons. Some of our pilots and mechanics, and those of our competitors, are members of the U.S. military reserves and could be called to active duty. If significant numbers of such persons are called to active duty, it would reduce the supply of such workers, possibly curtailing our operations and likely increasing our labor costs.

RISKS SPECIFIC TO OUR COMPANY

The Macondo incident could have a material adverse effect on our business.

Our business is highly dependent on the offshore oil and gas industry, with approximately 65% of our total 2009 operating revenue attributable to helicopter support for offshore oil and gas exploration and production companies, substantially all of which was in the Gulf of Mexico. Of this revenue, approximately 65% was attributable to deepwater operations. Many of the helicopters we have purchased recently are larger aircraft intended to service deepwater activities, and the margins we earn on these aircraft are generally higher than on smaller aircraft. In addition, we derive a significant amount of our revenue from a small number of major and independent oil and gas companies.

In April 2010, the Deepwater Horizon rig, engaged in deepwater drilling operations at BP’s Macondo well in the Gulf of Mexico, sank after a blowout, resulting in the discharge of substantial amounts of oil until mid-July 2010, when the flow of oil was stopped. On May 28, 2010, the Department of Interior imposed a six-month moratorium on offshore deepwater drilling operations, the enforcement of which was preliminarily enjoined, and on July 12, 2010, the Department of Interior imposed another similar moratorium set to expire November 30, 2010. As a result, deepwater drilling operations in the Gulf of Mexico were suspended. On October 12, 2010, the Department of Interior lifted the moratorium on deepwater drilling. In addition, as a result of regulatory actions by the Department of Interior, there has been a “de facto” moratorium on drilling in the shallow waters of the Gulf of Mexico. It is not possible to estimate whether or when drilling operations in the Gulf of Mexico will return to normal activity levels, due to uncertainties surrounding the timing of issuance of drilling permits by the Department of Interior and new regulations related to drilling operations. BP has incurred significant costs related to the cleanup and damages caused by the oil spill and stopping the flow of oil from the well. BP is one of our major customers and accounted for approximately 14% of our total revenues in 2009.

As a result of these events, we have experienced increased flight activity, although we expect that this increased activity will decline when flight activity associated with the clean-up winds down. We estimate that the flight hours related to this increased activity were approximately 2,800 hours and 1800 hours, or 7% and 5% of total flight hours (9% and 6% of Oil and Gas segment flight hours) for the second and third quarters of 2010, respectively. Offsetting these increased flight hours are decreased flight hours resulting from the suspension of deepwater drilling activities in the Gulf of Mexico. We estimate that the adverse affect to our flight hours related to deepwater drilling rigs that have already demobilized are approximately 500 to 600 flight hours per month, or approximately 5% of Oil and Gas segment flight hours per month. Many of the deepwater drilling rigs we have been servicing are still on location (although not drilling), and therefore we are still conducting crew changes to those rigs. It is not possible to estimate how long these rigs will remain in their current status, but if these drilling rigs are demobilized or leave the Gulf of Mexico, there will be a further adverse affect to our flight activity. The majority of our transportation activity services production facilities, which were not directly impacted by the moratorium. This adds stability to our business as these are more permanent in nature.

We believe the Macondo incident is likely to result in increased costs for our exploration and production company customers operating in the Gulf of Mexico. Increased costs may cause customers to decrease their activity in the Gulf of Mexico, may decrease demand for our services, and may increase pricing pressure for our services. We cannot predict whether or to what extent drilling activities will resume in the Gulf of Mexico. Further, the potential for, or the ultimate enactment of, laws and regulations that increase the costs of, or impose additional restrictions on, drilling or operating in the Gulf of Mexico, may cause customers and potential customers to substantially limit activities in or even exit the Gulf of Mexico. Accordingly, the Macondo incident could have a material adverse effect on our business.

We are highly dependent on the offshore oil and gas industry, particularly in the Gulf of Mexico.

Approximately 65% of our 2009 operating revenue was attributable to helicopter support for offshore oil and gas exploration and production companies, substantially of which was in the Gulf of Mexico. Our business is highly dependent on the level of activity by oil and gas companies, particularly in the Gulf of Mexico. The level of activity by our customers operating in the Gulf of Mexico depends on factors that we cannot control, such as:

•	the extent to which increased government regulation or other factors may impose increased costs, including as a result of the Macondo incident, as discussed above;

•	the supply of, and demand for, oil and natural gas and market expectations regarding supply and demand;

•	weather-related or other natural causes;

•	actions of OPEC, and Middle Eastern and other oil producing countries, to control prices or change production levels;

•	general economic conditions in the United States and worldwide;

•	war, civil unrest or terrorist activities; and

•	the price and availability of alternative fuels.

Any substantial or extended decline in the prices of oil and natural gas could depress the level of helicopter activity in support of exploration and production activity, and thus have a material adverse effect on our business, results of operations and financial condition.

Additionally, the Gulf of Mexico is generally considered to be a mature area for oil and gas exploration, which may result in a continuing decrease in activity over time. This could materially adversely affect our business, results of operations and financial condition. In addition, the concentrated nature of our operations subjects us to the risk that a regional event could cause a significant interruption in our operations or otherwise have a material affect on our profitability.

Moreover, companies in the oil and gas exploration and production industry continually seek to implement cost-savings measures. As part of these measures, oil and gas companies have attempted to improve operating efficiencies with respect to helicopter support services. For example, certain oil and gas companies have pooled helicopter services among operators, reduced staffing levels by using technology to permit unmanned production installations and decreased the frequency of transportation of employees offshore by increasing the lengths of shifts offshore. The continued implementation of such measures could reduce demand for helicopter services and have a material adverse effect on our business, results of operations and our financial condition.

We depend on a small number of large oil and gas industry customers for a significant portion of our revenues, and our credit exposure within this industry is significant.

We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. For the year ended December 31, 2009, approximately 28% of our operating revenues were attributable to our two largest customers, Shell and BP, accounting for 15% and 14%, respectively. The loss of one of our significant customers, if not offset by revenues from new or other existing customers, would have a material adverse effect on our business and operations. In addition, this concentration of customers may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.

Our pilot workforce is represented by the OPEIU although the Company and the Union do not have a current agreed upon collective bargaining agreement and the Company, the Union and individual pilots are engaged in litigation.

The Company is involved in Federal Court litigation in the Western District of Louisiana and the Fifth Circuit Court of Appeals with the OPEIU, the union which represents the Company’s domestic pilots. This litigation involves claims of bad faith bargaining, compensation of striking pilots both at the time of the strike and upon their return to work under both the Railway Labor Act (“RLA”) and Louisiana state law, and the terms of employment for the Company’s pilots since the strike ended including non-payment of retention bonuses. After approximately two years of bargaining between the Company and OPEIU for a second collective bargaining agreement, including negotiations mediated by the National Mediation Board, both parties entered a self-help period as defined by the applicable labor law, the RLA. At that time the pilots commenced a strike in September 2006 and immediately prior to that strike the Company implemented its own terms and conditions of employment for the pilots. The strike ended in November 2006 and a court-approved return to work process began in January 2007 for those pilots who had not already returned to work or left the Company’s employment. This process was essentially completed in April 2007. The Company’s pilots continue to work under the terms and conditions of employment determined by the Company since the strike began. By Order dated July 9, 2010, the Court dismissed both the Company’s and OPEIU’s claims that the other had violated the RLA by bargaining in bad faith before exercising self-help. By Order dated July 30, 2010, the Court dismissed all claims that the Company violated the RLA in the manner in which it returned pilots to work following the strike. Also, the Court dismissed all but claims by 47 pilots under Louisiana state law. On August 27, 2010, the OPEIU and the individual pilot plaintiffs filed a notice of appeal with the Fifth Circuit Court of Appeals. The parties may yet proceed to trial on the claims of 47 pilots under Louisiana law that the Company improperly deducted certain sums from their final pre-strike paychecks. Such trial is scheduled for November 29, 2010. On December 31, 2009, the OPEIU filed another case against the Company in the Western District of Louisiana in which the OPEIU asserts that its acceptance in 2009 of the terms and conditions of employment for the Company’s pilots initially implemented by the Company prior to the strike has created a binding collective bargaining agreement and that the Company has inappropriately made unilateral revisions to those terms including failing to pay a retention bonus. That case has been stayed by the Court pending resolution of the other litigation between the parties.

Although credit markets have improved following the credit crisis in late 2008 and 2009, there remains a risk that these markets may have an adverse impact on our business and financial condition in ways that we currently cannot predict.

The credit markets and related turmoil in the global financial system may have an adverse impact on our business and our financial condition. We cannot predict our ability to obtain lease financing due to credit availability, and this could limit our ability to fund our future growth and operations. While we have been able to obtain proposals and lease financing, we cannot predict future availability nor the effects on pricing for lease financing.

General economic conditions and recent market events may expose us to new risks.

Recent events in the financial markets have contributed to severe volatility in the securities markets, a severe liquidity crisis in the global credit markets, and unprecedented government intervention. In such an environment, significant additional risks may exist for us. The recent instability in the financial markets has led the U.S. government to take a number of unprecedented actions designed to support certain financial and other institutions and segments of the financial market that have experienced extreme volatility, and in some cases, a lack of liquidity. There can be no assurance that this intervention will improve market conditions, that such conditions will not continue to deteriorate, or that further government intervention will or will not occur.

Our Chairman of the Board and Chief Executive Officer is also our principal stockholder and has voting control of the Company.

Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, beneficially owns stock representing approximately 52% of our total voting power. As a result, he exercises control over the election of all of our directors and the outcome of all matters requiring a stockholder vote. This ownership also may delay or prevent a change in our management or a change in control of us, even if such changes would benefit our other stockholders and were supported by a majority of our stockholders. Given his large equity ownership, his interest may not align with those of holders of the notes.

Provisions in our articles of incorporation and by-laws and Louisiana law make it more difficult to effect a change in control of us, which could discourage a takeover of our company and adversely affect the price of our common stock.

Although an attempted takeover of our company is unlikely by virtue of the ownership by our Chief Executive Officer of more than 50% of the total voting power of our capital stock, there are also provisions in our articles of incorporation and by-laws that may make it more difficult for a third party to acquire control of us, even if a change in control would result in the purchase of our company’s securities at a premium to the market price or would otherwise be beneficial to you. For example, our articles of incorporation authorize our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us.

In addition, provisions of our by-laws, such as giving the board the exclusive right to fill all board vacancies, could make it more difficult for a third party to acquire control of us. In addition to the provisions contained in our articles of incorporation and by-laws, the Louisiana Business Corporation Law (“LBCL”), includes certain provisions applicable to Louisiana corporations, such as us, which may be deemed to have an anti-takeover effect. Such provisions give stockholders the right to receive the fair value of their shares of stock following a control transaction from a controlling person or group and set forth requirements relating to certain business combinations. Our descriptions of these provisions are only abbreviated summaries of detailed and complex statutes. For a complete understanding of the statutes, you should read them in their entirety.

The LBCL’s control share acquisition statute provides that any person who acquires “control shares” will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (i) all the votes entitled to be cast by stockholders and (ii) all the votes entitled to be cast by stockholders excluding “interested shares.” The control share acquisition statute permits the articles of incorporation or by-laws of a company to exclude from the statute’s application acquisitions occurring after the adoption of the exclusion. Our by-laws do contain such an exclusion; however, our board of directors or stockholders, by an amendment to our by-laws, could reverse this exclusion.

Use of proceeds

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes contemplated in this prospectus, we will receive Unregistered Notes in like principal amount, the form and terms of which are the same as the form and terms of the Registered Notes, except as otherwise described in this prospectus. The Unregistered Notes surrendered in exchange for the Registered Notes will be retired and cancelled. Accordingly, the issuance of the Registered Notes will not result in any increase in our indebtedness.

The exchange offer

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

At the closing of the offering of the Unregistered Notes, we entered into a registration rights agreement with the initial purchaser, for the benefit of the holders, pursuant to which we and our subsidiary guarantors (the “Guarantors”) agreed, at our cost, to:

•	file a registration statement (the “exchange offer registration statement”) with the SEC with respect to a registered exchange offer (the “exchange offer”) to exchange the Unregistered Notes for Registered Notes guaranteed by the Guarantors having terms identical in all material respects to the Unregistered Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or Liquidated Damages (as defined below));

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act; and

•	use our reasonable best efforts to consummate the exchange offer within 365 days after September 23, 2010 (the “Issue Date”).

After the effectiveness of the exchange offer registration statement, we will offer the Registered Notes in exchange for surrender of the Unregistered Notes. We will keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is given to the holders. For each Unregistered Note surrendered to us pursuant to the exchange offer, the holder of such note will receive a Registered Note having a principal amount equal to that of the surrendered Unregistered Note. Under existing SEC interpretations, the Registered Notes and the related guarantees will be freely transferable by holders other than affiliates of ours or any Guarantor after the registered exchange offer without further registration under the Securities Act.

Each holder that wishes to exchange its Unregistered Notes for Registered Notes will be required to represent that, among other things:

•	any Registered Notes to be received by it will be acquired in the ordinary course of its business,

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act,

•	it is not an “affiliate” of ours or the Guarantors, as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

•	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of Registered Notes, and

•	if such holder is a broker-dealer (a “participating broker-dealer”) that will receive Registered Notes for its own account in exchange for Unregistered Notes acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of such Registered Notes.

Under similar SEC interpretations, participating broker-dealers may fulfill their prospectus delivery requirements with respect to Registered Notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, if requested by a participating broker-dealer, we and the Guarantors are required to use our reasonable best efforts to keep the exchange offer registration statement continuously effective for a period of up to 180 days after the date on which such statement is declared effective, or such longer period if extended pursuant to the registration rights agreement, to satisfy such prospectus delivery requirements.

In the event that:

•	any changes in law or the applicable interpretations of the staff of the SEC do not permit us and the Guarantors to effect such exchange offer,

•	for any other reason the exchange offer is not consummated within 365 days of the Issue Date,

•	any holder is prohibited by law or the applicable interpretations of the staff of the SEC from participating in the exchange offer or does not receive Registered Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or any Guarantor), or

•	the initial purchaser so requests with respect to Unregistered Notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution,

then we and the Guarantors will, at our cost and subject to the terms of the registration rights agreement, (a) use our reasonable best efforts to, as promptly as practicable, file a registration statement (the “shelf registration statement”) covering resales of the Unregistered Notes or the Registered Notes, as the case may be, from time to time, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 365th day after the Issue Date and (c) use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act for the period ending on the date which is one year from the Issue Date or such shorter period ending when all Unregistered Notes and/or Registered Notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for which such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Unregistered Notes or the Registered Notes, as the case may be. A holder selling Unregistered Notes or Registered Notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Unregistered Notes or Registered Notes to be registered under the shelf registration statement will be required to deliver information to be used in connection with the shelf registration statement within the time period set forth in the registration rights agreement in order to have such holder’s Unregistered Notes or Registered Notes included in the shelf registration statement and to benefit from the provisions regarding Liquidated Damages set forth in the following paragraph.

If:

(i) the exchange offer is not consummated or a shelf registration statement, if required, is not declared effective, in each case, on or prior to the 365th day following the Issue Date, or

(ii) the shelf registration statement is declared effective but thereafter ceases to be effective or usable, except if the shelf registration ceases to be effective or usable as specifically permitted under the registration rights agreement,

(each such event referred to in clauses (i) and (ii) a “registration default”), Liquidated Damages in the form of additional cash interest (“Liquidated Damages”) will accrue on the affected Unregistered Notes and the affected Registered Notes, as applicable. The rate of Liquidated Damages will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, increasing by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum amount of additional interest of 1.00% per annum, from and including the date on which any such registration default shall occur to, but excluding, the earlier of (1) the date on which all registration defaults have been cured or (2) the date on which all the Unregistered Notes and Registered Notes otherwise cease to be registrable securities.

Notwithstanding the foregoing, (1) the amount of Liquidated Damages payable shall not increase because more than one registration default has occurred and is pending and (2) a holder of Unregistered Notes or Registered Notes who is not entitled to the benefits of the shelf registration statement (i.e., such holder has not elected to include information) shall not be entitled to Liquidated Damages with respect to a registration default that pertains to the shelf registration statement. Such amounts of Liquidated Damages are payable in addition to any other interest payable from time to time with respect to the Unregistered Notes and the Registered Notes in cash on each interest payment date to the holders of record for such interest payment date, commencing with the first such interest payment date occurring after any such Liquidated Damages commence to accrue.

Under certain circumstances we and our Guarantors may delay the filing or the effectiveness of the exchange offer registration statement or the shelf registration statement and shall not be required to maintain the effectiveness thereof or amend or supplement the exchange offer registration statement or the shelf registration for a period of up to 90 days during any 12-month period. Any delay period will not alter our obligations to pay Liquidated Damages with respect to a registration default.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which we will provide upon receipt of a request delivered to our address set forth elsewhere in this prospectus.

TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all Unregistered Notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of Registered Notes in exchange for each $1,000 principal amount of Unregistered Notes accepted in the exchange offer. Holders may tender some or all of their Unregistered Notes pursuant to the exchange offer. However, Unregistered Notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the Registered Notes are the same as the form and terms of the Unregistered Notes, except that

•	the Registered Notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

•	except as otherwise described above, holders of the Registered Notes will not be entitled to the rights of holders of Unregistered Notes under the registration rights agreement.

The Registered Notes will evidence the same debt as the Unregistered Notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

Solely for reasons of administration and for no other purpose, we have fixed the close of business on December 16, 2010 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of Unregistered Notes or such holder’s legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the Unregistered Notes entitled to participate in the exchange offer.

Holders of the Unregistered Notes do not have any appraisal or dissenters’ rights under Louisiana law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

We shall be deemed to have accepted validly tendered Unregistered Notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the Unregistered Notes for the purposes of receiving the Registered Notes. The Registered Notes delivered pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of Unregistered Notes.

Holders who tender Unregistered Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Unregistered Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and expenses.”

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The term “Expiration Date” with respect to the exchange offer, shall mean 5:00 p.m., New York City time, on January 19, 2011 unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended. We do not currently intend to extend the expiration date. The Registered Notes issued pursuant to this exchange offer will be delivered promptly following the expiration date to the holders who validly tender their Unregistered Notes.

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the exchange offer.

We reserve the right, in our sole discretion,

(1) to delay accepting any Unregistered Notes,

(2) to extend the exchange offer,

(3) if any of the conditions set forth below under “— Conditions to the exchange offer” have not been satisfied, to terminate the exchange offer, or

(4) to amend the terms of the exchange offer in any manner.

We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a notice thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Unregistered Notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

PROCEDURES FOR TENDERING UNREGISTERED NOTES

Tenders of Unregistered Notes

The tender by a holder of Unregistered Notes pursuant to the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of Unregistered Notes tendered pursuant to the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their Unregistered Notes. The procedures by which Unregistered Notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the Unregistered Notes are held.

DTC has authorized DTC participants that are beneficial owners of Unregistered Notes through DTC to tender their Unregistered Notes as if they were holders. To effect a tender, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “— Book-Entry delivery procedures.”

Tender of Unregistered Notes held through a custodian

To tender effectively Unregistered Notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the Unregistered Notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s Unregistered Notes to effect the tender.

Tender of Unregistered Notes held through DTC

To tender effectively Unregistered Notes that are held through DTC, DTC participants should either transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

Delivery of tendering Unregistered Notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the Unregistered Notes being tendered are deposited with the exchange agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Exchange of Registered Notes for Unregistered Notes will be made only against deposit of the tendered Unregistered Notes and delivery of all other required documents.

Book-entry delivery procedures

The exchange agent will establish accounts with respect to the Unregistered Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Unregistered Notes by causing DTC to transfer such Unregistered Notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Unregistered Notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Unregistered Notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Notwithstanding any other provision hereof, delivery of Registered Notes by the exchange agent for Unregistered Notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such Unregistered Notes (or Book-Entry Confirmation of the transfer of such Unregistered Notes into the exchange agent’s account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such Unregistered Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent’s Message.

Determination of validity

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Unregistered Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Unregistered Notes not properly tendered or any Unregistered Notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Unregistered Notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Unregistered Notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of Unregistered Notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of Unregistered Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any Unregistered Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Unregistered Notes are submitted in a principal amount greater than the principal amount of Unregistered Notes being tendered by such tendering holder, such unaccepted or non-exchanged Unregistered Notes will be credited to the appropriate account maintained by the appropriate book-entry transfer facility.

By tendering, each registered holder will represent to us that, among other things,

(a) the Registered Notes to be acquired by the holder and any beneficial owner(s) of the Unregistered Notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

(b) the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Registered Notes,

(c) the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the Registered Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Registered Notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed herein under “— Resale of the Registered Notes; Plan of distribution,” and (y) any broker-dealer that receives Registered Notes for its own account in exchange for Unregistered Notes pursuant to the exchange offer must delivery a prospectus in connection with any resale of such Registered Notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an “underwriter” within the meaning of the Securities Act,

(d) neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours, and

(e) the holder and each beneficial owner understands, that a secondary resale transaction described in clause (c) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

Each broker-dealer that receives Registered Notes for its own account in exchange for Unregistered Notes, where such Unregistered Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. See “— Resale of the Registered Notes; Plan of distribution.”

WITHDRAWAL OF TENDERS

Except as otherwise provided herein, tenders of Unregistered Notes pursuant to the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date of the exchange offer.

Any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn Unregistered Notes and must otherwise comply with such book-entry transfer facility’s procedures.

If the Unregistered Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of Unregistered Notes can only be accomplished in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of Unregistered Notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any Unregistered Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Registered Notes will be issued with respect thereto unless the Unregistered Notes so withdrawn are retendered. Properly withdrawn Unregistered Notes may be retendered in accordance with the procedures described above under “— Procedures for tendering Unregistered Notes” at any time prior to the Expiration Date of the exchange offer.

Any Unregistered Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the appropriate account in accordance with the book-entry transfer facility’s procedures.

CONDITIONS TO THE EXCHANGE OFFER

The exchange offer shall not be subject to any conditions, other than that

(1) the SEC has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939,

(2) the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

(3) no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

(4) there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, or

(5) there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

If we determine in our sole discretion that any of the conditions to the exchange offer are not satisfied, we may

(1) refuse to accept any Unregistered Notes and return all tendered Unregistered Notes to the tendering holders,

(2) extend the exchange offer and retain all Unregistered Notes tendered prior to the Expiration Date applicable to the exchange offer, subject, however, to the rights of holders to withdraw such Unregistered Notes (see “— Withdrawal of tenders”), or

(3) waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered Unregistered Notes which have not been withdrawn.

If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

CONSEQUENCES OF FAILURE TO EXCHANGE

The Unregistered Notes that are not exchanged for Registered Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Unregistered Notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the Unregistered Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A;

(3) in an offshore transaction pursuant to Regulation S under the Securities Act;

(4) pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act;

(5) in reliance on another exemption from the registration requirements of the Securities Act; or

(6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

EXCHANGE AGENT

The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the exchange agent addressed as follows:

By Mail or Hand:
The Bank of New York Mellon Trust Company, N.A.
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations Reorganization Unit
480 Washington Blvd-27th Floor
Jersey City, NJ 07310
Attention: Mrs. Carolle Montreuil

By Facsimile:
(212) 298-1915
Attention: Mrs. Carolle Montreuil

Confirm by Telephone:
(212) 815-5920
Attention: Mrs. Carolle Montreuil

FEES AND EXPENSES

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of PHI, Inc. and our affiliates.

No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

Our out of pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the Unregistered Notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Unregistered Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

The Registered Notes will be recorded at the carrying value of the Unregistered Notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the Registered Notes.

RESALE OF THE REGISTERED NOTES; PLAN OF DISTRIBUTION

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Unregistered Notes where such Unregistered Notes were acquired as a result of market-making activities or other trading activities. In addition, until March 17, 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the Registered Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

(1) in the over-the-counter market,

(2) in negotiated transactions,

(3) through the writing of options on the Registered Notes or a combination of such methods of resale,

(4) at market prices prevailing at the time of resale,

(5) at prices related to such prevailing market prices, or

(6) at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes.

Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We agreed to permit the use of this prospectus by such broker-dealers to satisfy this prospectus delivery requirement. To the extent necessary to ensure that the prospectus is available for sales of registered notes by broker-dealers, we agreed to use our best efforts to keep the exchange offer registration statement continuously effective, supplemented, amended and current for a period of 180 days after the date on which the registration statement is declared effective or such shorter period as will terminate when all registered notes covered by such registration statement have been sold. We will provide sufficient copies of the latest version of this prospectus to such broker-dealers no event later than one day after such request at any time during this period.

Description of other indebtedness

OUR SENIOR SECURED REVOLVING CREDIT FACILITY

Our existing senior secured revolving credit facility permits borrowings up to $75 million and contains a borrowing base of 80% of eligible receivables and 50% of the value of parts. On September 13, 2010, we entered into an amendment to the revolving credit facility pursuant to which the term has been extended for one year from September 1, 2011 to September 1, 2012 and the minimum required consolidated net worth covenant was increased to $450 million from $425 million. We may prepay the revolving credit facility at any time in whole or in part without premium or penalty.

As of September 30, 2010, we had $18.3 million in borrowings, and $5.5 million in letters of credit outstanding, under the facility. During the nine months ended September 30, 2010 and 2009, and the year ended December 31, 2009, the weighted average effective interest rate on amounts borrowed under the facility was 4.25%, 3.36% and 3.58%, respectively.

Interest rate and fees

The interest rate is the prime rate plus 100 basis points. We are also obligated to pay a fee of 0.25% per annum on the unused portion of the revolving credit facility. Letters of credit bear interest at 0.125% per month, plus standard issuing fees.

Covenants

The credit agreement includes financial covenants related to working capital, funded debt to consolidated net worth, and consolidated net worth and other covenants including restrictions on additional debt, liens and a change of control.

Events of default

Events of default under the revolving credit facility include, among others, nonpayment of principal when due, nonpayment of interest, fees or other amounts, a material inaccuracy of any of the representations and warranties, failure to perform any covenant, bankruptcy events, or a change of control, and a default in any other material credit agreement or evidence of indebtedness, including our 8.625% Senior Notes due 2018.

Security and guarantees

All obligations under the revolving credit facility are secured by a perfected first priority security interest in all of our eligible receivables and parts. All obligations under the revolving credit facility are guaranteed by certain of our domestic subsidiaries.

Description of notes

The Unregistered Notes and Regulation D Notes were issued by the Company under an Indenture (the “Indenture”) among itself, the Guarantors and Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”), in private transactions that are not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Any Unregistered Notes that remain outstanding after completion of the exchange offer, together with the Registered Notes issued in the exchange offer, and the Regulation D Notes, will be treated as a single class of securities under the indenture (the “Notes”).

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes.

You can find the definitions of certain terms used in this description below under the heading “— Certain Definitions.” Certain defined terms used in this description but not defined below under the heading “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Issuer” or “Company” refers only to PHI, Inc. and not to any of its subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

The Notes will mature on October 15, 2018. The Notes bear interest at the rate shown on the cover page of this prospectus, payable on April 15 and October 15 of each year, commencing on April 15, 2011, to holders of record at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

An aggregate principal amount of $300 million of the Notes have been issued under the Indenture, and an aggregate principal amount of Registered Notes up to $297.0 million may be issued in exchange for up to $297.0 million of Unregistered Notes in this exchange offer. The remaining $3 million of the $300 million aggregate principal amount was issued to certain accredited investors pursuant to Regulation D of the Securities Act of 1933, as amended. The Issuer may issue additional Notes in an unlimited aggregate principal amount having identical terms and conditions to the Notes issued (the “Additional Notes”), subject to compliance with the covenant described under “— Certain covenants — Limitations on additional indebtedness.” Any Additional Notes will be part of the same issue as the Notes already issued and will vote on all matters as one class with the Notes being issued in this offering. For purposes of this “Description of notes,” except for the covenant described under “— Certain Covenants — Limitations on additional indebtedness,” references to the Notes include Additional Notes, if any.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

RANKING

The Notes are general unsecured obligations of the Issuer. The Notes rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future obligations of the Issuer that are not so subordinated. Each Note Guarantee (as defined below) is a general, unsecured obligation of the Guarantor thereof and ranks senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee and pari passu in right of payment with all existing and future obligations of such Guarantor that are not so subordinated.

The Notes and each Note Guarantee are effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. The Credit Agreement is secured by all of the accounts receivable and inventory (and related assets) of the Issuer and the Guarantors.

The Notes are also effectively subordinated to all existing and future obligations, including Indebtedness, of any Subsidiaries that are not Guarantors. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the holders of the Issuer’s Indebtedness, including the Notes.

As of September 30, 2010, the Issuer had $51.2 million of undrawn borrowings available under the Credit Agreement. Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “— Certain covenants — Limitations on additional indebtedness” and “— Limitations on liens.”

NOTE GUARANTEES

The Issuer’s obligations under the Notes and the Indenture are jointly and severally guaranteed (the “Note Guarantees”) by all of our Subsidiaries (other than certain Foreign Subsidiaries) and will also be guaranteed by our future Restricted Subsidiaries (other than Foreign Subsidiaries).

Not all of our Subsidiaries guarantee the Notes. Unrestricted Subsidiaries and Foreign Subsidiaries are not Guarantors. We currently have no Unrestricted Subsidiaries. Our Foreign Subsidiaries generated no or de minimis revenues and operating cash flow during the twelve-month period ended December 31, 2009 and nine months ended September 30, 2010, and had de minimis assets and liabilities and no Indebtedness (other than Indebtedness to Issuer and Restricted Subsidiaries) and no Preferred Stock outstanding as of September 30, 2010. In the event of a bankruptcy, liquidation or reorganization of any current or future non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. See “— Risk factors — Risks relating to the notes — Not all of our subsidiaries guarantee the notes.”

As of the date of the Indenture, all of our Subsidiaries were “Restricted Subsidiaries.” Under the circumstances described below under the subheading “— Certain covenants — Limitations on designation of unrestricted subsidiaries,” in the future the Issuer will be permitted to designate some of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Note Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of Indebtedness of the Issuer under the Credit Agreement permitted under clause (1) of “— Certain covenants — Limitations on additional indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable federal, state or foreign law. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Issuer and the Restricted Subsidiaries, except in any case to the Issuer or any Restricted Subsidiary, then that Guarantor will be released and relieved of any obligations under its Note Guarantee provided that such sale or other disposition complies with the applicable provisions of the Indenture, to the extent required thereby. See “— Certain covenants — Limitations on asset sales” and “— Limitation on mergers, consolidations, etc.” In addition, any Guarantor that is designated as an Unrestricted Subsidiary or that otherwise ceases to be a Guarantor, in each case in accordance with the provisions of the Indenture, will be released from its Note Guarantee upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, as the case may be.

OPTIONAL REDEMPTION

Except as set forth below, the Notes may not be redeemed prior to October 15, 2014. At any time on or after October 15, 2014, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning October 15 of the years indicated:

Optional
Year	Redemption Price

2014	104.313%
2015	102.156%
2016	100.000%

Notwithstanding the preceding paragraph, the Notes are redeemable by the Issuer, at its option, at any time prior to October 15, 2014, in whole or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest thereon, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and

•	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to October 15, 2014 (except for currently accrued but unpaid interest, if any, to the date of redemption) (assuming the Notes are redeemed, and based on the applicable redemption price, on that date) discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate, plus 50 basis points, plus (b) accrued but unpaid interest thereon, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The actual redemption price, calculated as provided in this description, will be calculated and certified to the Trustee and the Issuer by the Independent Investment Banker. For purposes of determining the optional redemption price pursuant to this paragraph, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to October 15, 2014 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity.

“Comparable Treasury Price” means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means UBS Securities LLC and any successor firm, or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Issuer.

“Reference Treasury Dealer” means UBS Securities LLC and its successors, plus three other dealers selected by the Independent Investment Banker that are primary U.S. government securities dealers in New York City; provided, if any of UBS Securities LLC or any primary U.S. government securities dealer selected by the Independent Investment Banker shall cease to be a primary U.S. government securities dealer, then such other primary U.S. government securities dealers as may be substituted by the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) at 3:30 p.m., New York City time, on the third business day preceding such redemption date, as quoted in writing to the Trustee by such Reference Treasury Dealer.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes to October 15, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week in which the calculation date falls (or in the immediately preceding week if the calculation date falls on any day prior to the usual publication date for such release) or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date. Any weekly average yields calculated by interpolation or extrapolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

Redemption with proceeds from equity offerings

At any time prior to October 15, 2013, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.625% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part. In addition, if partial redemption is made pursuant to the provisions described under “— Redemption with proceeds from equity offerings,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address except that a redemption notice may be given more than 60 days prior to a redemption date in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

CHANGE OF CONTROL

Upon the occurrence of any Change of Control, each holder will have the right to require that the Issuer purchase any or all of that holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the holders a notice:

•	describing the transaction or transactions that constitute the Change of Control;

•	offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such holder pursuant to such Change of Control Offer; and

•	describing the procedures that holders must follow to accept the Change of Control Offer.

The Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by holders seeking to accept the Change of Control Offer. The Credit Agreement contains, and future Indebtedness that we may incur may also contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. In addition, we cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “— Certain covenants — Limitations on mergers, consolidations, etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

CERTAIN COVENANTS

The Indenture contains, among others, the covenants summarized below. Following the first day (the “Suspension Date”) that:

(1) the Notes have an Investment Grade Rating from both of the Rating Agencies, and

(2) no Default has occurred and is continuing under the Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

(1) “— Limitations on additional indebtedness,”

(2) “— Limitations on layering indebtedness,”

(3) “— Limitations on restricted payments,”

(4) “— Limitations on dividend and other restrictions affecting restricted subsidiaries,”

(5) “— Limitations on transactions with affiliates,”

(6) “— Limitations on asset sales,”

(7) subclause (a) of clause (1) and clause (3) of “— Limitations on sale and leaseback transactions,”

(8) “— Limitations on the issuance or sale of equity interests of restricted subsidiaries,”

(9) clause (3) of the first paragraph under “— Limitations on mergers, consolidations, etc.” and

(10) “— Conduct of business.”

(collectively, the “Suspended Covenants”). If the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding, and on any subsequent date (the “Reversion Date”) one of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “— Limitations on additional indebtedness” or one of the clauses set forth in the second paragraph of “— Limitations on additional indebtedness” (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to either paragraph of “— Limitations on additional indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of “— Limitations on additional indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitations on restricted payments” will be made as though the covenant described under “— Limitations on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount of the Restricted Payments Basket. For purposes of determining compliance with the “— Limitations on asset sales” covenant, on the Reversion Date the Net Available Proceeds from all Asset Sales not applied or invested in accordance with the covenant will be deemed to be reset to zero.

Limitations on additional indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio, determined on a pro forma basis giving effect to such incurrence and the application of the proceeds thereof, would be at least 2.25 to 1.00 (the “Coverage Ratio Exception”). Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer and any Guarantor under Credit Facilities (including reimbursement obligations with regard to letters of credit) incurred pursuant to this clause (1) in an aggregate amount at any time outstanding not to exceed the greater of (x) $85.0 million and (y) 80% of the book value of the accounts receivable plus 50% of the book value of inventory of the Issuer and the Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP (giving pro forma effect to acquisitions made in connection with the borrowing of any such Indebtedness);

(2) the Notes issued on the Issue Date and the Note Guarantees;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

(4) Indebtedness under Hedging Obligations; provided that such Hedging Obligations are incurred by the Issuer or any Restricted Subsidiary in the ordinary course of business and not for the purpose of speculation;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of (a) $50.0 million and (b) 20% of the net book value of the aircraft owned by the Issuer and the Restricted Subsidiaries;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above or this clause (10);

(11) (a) Indebtedness of any Foreign Subsidiary (or guarantees thereof by the Issuer or any Guarantor in respect thereof) (“Foreign Indebtedness”) and (b) guarantees of Indebtedness of a partnership or joint venture (other than an Unrestricted Subsidiary) by the Issuer or any Guarantor provided that such guarantee does not exceed the proportion of such Indebtedness that is equal to the Issuer’s or Guarantor’s proportionate equity ownership of such partnership or joint venture, and provided that the aggregate principal amount of Indebtedness at any time outstanding incurred pursuant to the foregoing clauses (a) and (b) does not exceed $15.0 million; and

(12) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $30.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify or later reclassify such item of Indebtedness and may divide and classify or later reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement and outstanding on the Issue Date shall be deemed to have been incurred under clause (1) above.

Limitations on layering indebtedness

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness)

subordinated to any other Indebtedness of the Issuer or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Note Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Guarantor, as the case may be.

Limitations on restricted payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7) or (8) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2002 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than any such proceeds which are used to redeem Notes in accordance with “— Optional redemption — Redemption with proceeds from equity offerings,” plus

(c) the aggregate amount by which Indebtedness incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the Fair Market Value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on additional indebtedness” covenant and the other terms of the Indenture;

(4) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any of the Issuer’s (or any of its Restricted Subsidiaries’) current or former directors or employees (or their transferees, estates or beneficiaries under their estates) pursuant to any director or employee equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such redeemed Equity Interests may not exceed $2.5 million in any twelve-month period (with unused amounts in any 12-month period being permitted to be carried over into the next 12-month period); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed (A) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Issuer’s Equity Interests (other than Disqualified Equity Interests) to any such directors or employees that occurs after the Issue Date to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments plus (B) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date;

(5) the redemption of Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any of the Issuer’s (or any of its Restricted Subsidiaries’) current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy the Issuer’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;

(6) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

(7) in the event of a Change of Control, the redemption of Subordinated Indebtedness of the Issuer or any Guarantor, in each case, at a redemption price not greater than 101% of the principal amount (or, if such Subordinated Indebtedness were issued with original issue discount, 101% of the accreted value) of such Subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such redemption, the Issuer (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has purchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; or

(8) in the event of an Asset Sale that requires the Issuer to offer to repurchase Notes pursuant to the covenant described under “— Limitations on asset sales,” redemption of Subordinated Indebtedness of the Issuer or any Guarantor, in each case, at a redemption price not greater than 100% of the principal amount (or, if such Subordinated Indebtedness were issued with original issue discount, 100% of the accreted value) of such Subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such redemption, the Issuer has made a Net Proceeds Offer with respect to the Notes pursuant to the provisions of the covenant described under “— Limitations on asset sales” and has purchased all Notes required to be purchased by it under such covenant;

provided that (a) in the case of any Restricted Payment pursuant to clause (3), (7) or (8) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket.

Limitations on dividend and other restrictions affecting restricted subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Equity Interests;

(2) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(3) transfer any of its assets to the Issuer or to any Restricted Subsidiary that owns Equity Interests in such Restricted Subsidiary (pro rata in accordance with such ownership interest); except for:

(a) encumbrances or restrictions existing under or by reason of applicable law;

(b) encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(c) non-assignment provisions of any contract, license or any lease entered into in the ordinary course of business;

(d) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Agreement) as in effect on that date;

(e) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(f) any restriction with respect to a Restricted Subsidiary (or any of its assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary (or the assets that are subject to such restriction) pending the closing of such sale or disposition;

(g) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets of the Person so acquired;

(h) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions taken as a whole that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date (including the Indenture and the Credit Agreement);

(i) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(j) Purchase Money Indebtedness incurred in compliance with the covenant described under “— Limitations on additional indebtedness” that impose restrictions of the nature described in clause (3) above on the assets acquired;

(k) encumbrances or restrictions applicable only to a Foreign Subsidiary;

(l) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendments or refinancings; and

(m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Limitations on transactions with affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction involving aggregate value of $20.0 million or more, the certificate described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) loans and advances permitted by clause (3) of the definition of “Permitted Investments;”

(5) Restricted Payments which are made in accordance with the covenant described under “— Limitations on restricted payments;”

(6) any transaction with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns Equity Interests in such Person, provided that no other Affiliate of the Issuer (other than a Restricted Subsidiary) owns Equity Interests in such Person; or

(7) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests.

Limitations on liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against (other than Permitted Liens) any assets of the Issuer or any Guarantor (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on asset sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness or other liabilities of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are satisfied or assumed by the transferee in such Asset Sale pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(b) the amount of any obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received); and

(c) the Fair Market Value of any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom (or enter into a definitive agreement for such application within such 365-day period, provided that any resulting capital expenditure or purchase is closed within 90 days after the end of such 365-day period) to:

(1) repay or redeem any Indebtedness of the Company or a Restricted Subsidiary, other than Subordinated Indebtedness, Disqualified Equity Interests, intercompany Indebtedness, or Indebtedness owed to an Affiliate of the Company; or

(2) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in a Permitted Business, or Equity Interests of a Person that upon such purchase will become a Restricted Subsidiary that directly or indirectly, through one or more Subsidiaries that will become Restricted Subsidiaries, owns assets to be used in a Permitted Business.

Pending the final application of any such Net Available Proceeds, the Issuer or a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Available Proceeds in any manner that is not prohibited by the Indenture.

The amount of Net Available Proceeds not applied or invested as provided in the second preceding paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer shall make an offer to purchase from all holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer or any Guarantor the provisions of which require the Issuer or such Guarantor to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such Pari Passu Indebtedness required to be redeemed, the maximum principal amount of Notes and such Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries (taken as a whole) to a Person in a transaction covered by and effected in accordance with the covenant described under “— Limitations on mergers, consolidations, etc.,” the successor Person shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on asset sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on asset sales” provisions of the Indenture by virtue of this compliance.

Limitations on designation of unrestricted subsidiaries

The Issuer may designate any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “— Limitations on restricted payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are reasonably similar or more favorable to the Issuer or the Restricted Subsidiary as those that might be obtained at the time from Persons who are not Affiliates;

(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “— Limitations on restricted payments.”

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “— Limitations on additional indebtedness” or the Lien is not permitted under the covenant described under “— Limitations on liens,” the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on sale and leaseback transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Issuer or such Restricted Subsidiary could have (a) incurred the Attributable Indebtedness relating to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitations on additional indebtedness” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “— Limitations on liens;”

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3) transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “— Limitations on asset sales.”

Limitations on the issuance or sale of equity interests of restricted subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority Equity Interest holders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value, or (2) to the extent such Equity Interests represent directors’ qualifying shares or Equity Interests required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under “— Limitations on asset sales.”

Limitations on mergers, consolidations, etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) consummate a Plan of Liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is an entity organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except in circumstances where its Guarantee may be released as provided in the last paragraph under the caption “— Note Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the disposition (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the disposition of all or substantially all of the assets of the Issuer.

Upon any consolidation or merger of the Issuer or a Guarantor, or any disposition of all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the Person formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such Person had been named therein as the Issuer or such Guarantor and, except in the case of a lease of all or substantially all of such assets, the Issuer will be released from the obligation to pay the principal of and interest on the Notes and all of the Issuer’s other obligations and covenants under the Notes and the Indenture. Such Guarantor will be released from its Note Guarantee on the conditions described in the last paragraph under “— Note guarantees.”

Additional Note guarantees

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than in any case a Foreign Subsidiary or Subsidiary that has been designated an Unrestricted Subsidiary) or (b) any Unrestricted Subsidiary that is not a Foreign Subsidiary is redesignated a Restricted Subsidiary, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee within 20 days (a) a supplemental indenture in the form included in the Indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish (without exhibits) to the holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. For so long as any Notes remain outstanding, the Issuer will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

Each of the following is an “Event of Default:”

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise;

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “— Certain covenants — Limitations on mergers, consolidations, etc.” or in respect of its obligations to make a Change of Control Offer as described above under “— Change of control;”

(4) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(b) results in the acceleration of such Indebtedness prior to its express final maturity or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $20.0 million or more;

(6) one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of, premium, if any, and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium, if any, and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “— Certain covenants — Limitations on mergers, consolidations, etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders.

No holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such holder and a request to act by holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request within such 60-day period. However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “— Events of default” section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1) rights of holders to receive payments in respect of the principal of, premium, if any, on and interest on the Notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, replacement of mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith,

(4) the Issuer’s rights of optional redemption, and

(5) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of, premium, if any, on and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the holders must have a valid, perfected, exclusive security interest in such trust,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant

Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the Issuer’s obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal, premium, if any, and accrued and unpaid interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b) the Issuer has paid all sums payable by it under the Indenture, and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at stated maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

A holder will be able to register the transfer of or Registered Notes only in accordance with the provisions of the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered holder will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal of, premium, if any, on or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in aggregate principal amount of the Notes then outstanding; provided that:

(1) no such amendment may, without the consent of the holders of two-thirds in aggregate principal amount of Notes then outstanding, amend the obligations of the Issuer under the heading “— Change of control” or the related definitions that could adversely affect the rights of any holder; and

(2) without the consent of each holder affected, the Issuer, the Guarantors and the Trustee may not:

(a) change the maturity of any Note;

(b) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(c) reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes;

(d) make any Note payable in money or currency other than that stated in the Notes;

(e) modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Note Guarantee in a manner that adversely affects the holders;

(f) reduce the percentage of holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(g) impair the right of any holder of the Notes to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(h) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(i) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer, the Guarantors and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any holder: to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the holders in the case of a merger or acquisition; to add Guarantors or to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture); to make any change that does not materially adversely affect the legal rights of any holder, provided that any change to conform the Indenture to this prospectus will not be deemed to adversely affect such legal rights; in the case of the Indenture, to comply with the requirements of the SEC to qualify or maintain the qualification of the Indenture under the Trust Indenture Act; to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee; to add any additional Events of Default; or to secure the Notes and/or the Guarantees.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder or other Equity Interest holder, as such, of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

CONCERNING THE TRUSTEE

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. In case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder, unless such holder shall have offered to the Trustee security or indemnity satisfactory to the Trustee.

GOVERNING LAW

The Indenture, the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “— Certain covenants — Limitations on transactions with affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, and

“amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged or consolidated with or into the Issuer or any Restricted Subsidiary of the Issuer,

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person, or

(3) the acquisition by the Issuer or any Restricted Subsidiary of an asset.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “— Certain covenants — Limitations on mergers, consolidations, etc.;”

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “— Certain covenants — Limitations on restricted payments;”

(4) the creation or realization of any Permitted Lien or a disposition in connection with a Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or other assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6) any transfer or series of related transfers of assets with a Fair Market Value not in excess of $3.0 million; and

(7) any transfer of assets acquired substantially contemporaneously with such transfer.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capitalized Lease Obligation.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the board of directors or comparable governing body of such Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP, and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) marketable obligations with a maturity of not more than one year from the date of acquisition and directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3) commercial paper maturing no more than 270 days from the date of creation thereof issued by a Person that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above;

(6) overnight bank deposits and bankers’ acceptances at any commercial bank meeting the qualifications specified in clause (2) above; and

(7) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is organized under the laws of (a) any country that is a member of the Organization for Economic Cooperation and Development (“OECD”) and has total assets in excess of $500.0 million or (b) any other country in which the Issuer or any Restricted Subsidiary maintains an office or is engaged in a Permitted Business, provided that, in either case (A) all such deposits are required to be made in such accounts in the ordinary course of business, (B) such deposits do not at any one time exceed $5.0 million in the aggregate and (C) no funds so deposited remain on deposit in such bank for more than 30 days.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer; provided, however, that such event shall not be deemed to be a Change of Control so long as the Permitted holders own Voting Stock representing in the aggregate a greater percentage of the total voting power of the Voting Stock of the Issuer than such other person or group;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries on a consolidated basis are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not own Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense, and

(e) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period,

provided that there shall be excluded from Consolidated Cash Flow (to the extent otherwise included therein) any positive Consolidated Cash Flow derived from any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that Consolidated Cash Flow is not permitted directly or indirectly by any means, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period.

For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds therefrom) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be, (and the application of the proceeds thereof) occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average of (a) the rate of interest on this Indebtedness in effect on the Transaction Date after giving effect to any Hedging Obligations then in effect and (b) the average of what the applicable rates were (or would have been) as of the last day of each of the six months immediately preceding the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate deemed to have been in effect during the Four-Quarter Period will be the average of (a) the rate of interest on this Indebtedness in effect on the Transaction Date after giving effect to any Hedging Obligations then in effect and (b) the average of what the applicable rates would have been as of the last day of each of the six months immediately preceding the Transaction Date; and

(3) any Person that is or will become a Restricted Subsidiary on the Transaction Date will be deemed to be a Restricted Subsidiary at all times during the Four-Quarter Period and any Person that is not, and will not become, a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during such Four-Quarter Period.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) interest components of all payments associated with Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net payments associated with interest rate Hedging Obligations,

(4) amortization of debt issuance costs, debt discount or premium (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense) and other financing fees and expenses,

(5) the interest component of any deferred payment obligations,

(6) all other non-cash interest expense,

(7) capitalized interest,

(8) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(9) all interest payable with respect to discontinued operations, and

(10) all interest on any Indebtedness of any other Person guaranteed by the Issuer or any Restricted Subsidiary.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), for purposes of the Restricted Payments Basket only, the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted, directly or indirectly by any means, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary; and

(6) other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Issuer or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “— Certain covenants — Limitations on restricted payments” or decreased the amount of Investments outstanding pursuant to clause (13) or (15) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of the Issuer and the Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain covenants — Limitations on additional indebtedness.”

“Credit Agreement” means the Amended and Restated Loan Agreement dated as of March 31, 2008, as amended, among the Issuer, the Guarantors named therein, and Whitney National Bank, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (other than Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

“Credit Facilities” means one or more debt facilities, loan agreements, indentures or other agreements or instruments (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans, letters of credit or debt securities and, in each case, as such agreements or instruments may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or instruments or any successor or replacement agreement or instruments and whether by the same or any other agent, lender, group of lenders or investors.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designation” has the meaning given to this term in the covenant described under “— Certain covenants — Limitations on designation of unrestricted subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “— Certain covenants — Limitations on designation of unrestricted subsidiaries.”

“Disqualified Equity Interests” of any Person means any Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity

Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations upon maturity or redemption (pursuant to a sinking fund or otherwise) thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “— Change of Control” and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “— Change of Control.”

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, other than debt securities convertible into capital stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or Investment, the price (after taking into account any liabilities relating to such asset or Investment) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of the Issuer, if such price is less than $5.0 million, or the Board of Directors of the Issuer or a duly authorized committee thereof, if larger, as evidenced by a resolution of such Board or committee.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee (other than by endorsement of negotiable instruments in the ordinary course of business) by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Restricted Subsidiary of the Issuer on the Issue Date (other than Foreign Subsidiaries), and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments excluding trade payables and accrued expenses incurred by such Person in the ordinary course of business that are not more than 90 days overdue;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business;

(5) the maximum fixed redemption price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that Indebtedness of the Issuer or its Subsidiaries that is secured by a lien shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

For purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer thereof dated such date prepared in accordance with GAAP, but such security shall be deemed to have been incurred only on the date of the original issuance thereof. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary of such Person (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such Indebtedness to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Director” means a director of the Issuer who:

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“interest” means, with respect to the Notes, interest and Liquidated Damages, if any, on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB — (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “— Certain Covenants — Limitations on designation of unrestricted subsidiaries.” If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of. The acquisition by the Issuer or any Restricted Subsidiary of a Person that becomes a Restricted Subsidiary and that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person. Notwithstanding the foregoing, purchases or other redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means September 23, 2010, the first date on which the Notes were originally issued.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell granted as credit support for any Indebtedness and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Liquidated Damages” has the meaning set forth in the Registration Rights Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon or in order to obtain a necessary consent to such Asset Sale;

(4) payments of unassumed liabilities (including Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds; and

(6) amounts required to be held in escrow to secure payment of indemnity or other obligations, until such amounts are released.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, except in any case to the extent it would be permitted to make an Investment in such Unrestricted Subsidiary pursuant to the first paragraph of the covenant described under “— Limitations on restricted payments;”

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or other assets of the Issuer or any Restricted Subsidiary.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu as to payment with the Notes or the Note Guarantees, as applicable.

“Permitted Business” means (i) commercial helicopter services of all types worldwide, including helicopter transportation services to the oil and gas industry and the health care industry and helicopter maintenance and repair services, providing air medical transportation for hospitals and for emergency service agencies (operating as an independent provider of medical services), and including related fixed-wing aircraft and charter services and (ii) businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Holder” means (i) Al Gonsoulin and his spouse and lineal descendants, their respective estates or legal representatives, (ii) trusts created for the benefit of such Persons and (iii) entities 80% or more of the Voting Stock of which is directly or indirectly owned by any of the preceding Persons.

“Permitted Indebtedness” has the meaning set forth in the second paragraph of the covenant described under “— Certain covenants — Limitations on additional indebtedness.”

“Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $3.0 million at any one time outstanding;

(4) Hedging Obligations incurred in compliance with clause (4) of the second paragraph under the covenant described under “— Certain covenants — Limitations on additional indebtedness;”

(5) Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “— Certain covenants — Limitations on asset sales;”

(9) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers’ compensation, performance and similar deposits entered into in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) Investments of a Restricted Subsidiary acquired after the Issue Date or of any Person merged into the Issuer or merged into or consolidated or amalgamated with a Restricted Subsidiary in accordance with the covenant described under “— Certain covenants — Limitations on mergers, consolidations, etc.” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(13) Investments in international joint ventures in an aggregate amount not to exceed $25.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(14) Investments in existence on the Issue Date and any amendments, renewals or replacements thereof that do not exceed the amount of such Investment; and

(15) other Investments in an aggregate amount not to exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (13) or (15) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (13) or (15) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (13) or (15) above.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on their books such reserves as may be required pursuant to GAAP;

(2) statutory or contractual Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens securing all of the Notes and Liens securing any Note Guarantee;

(13) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(14) Liens in favor of the Issuer or a Guarantor;

(15) Liens securing Indebtedness incurred under a Credit Facility pursuant to clause (1) of the definition of Permitted Indebtedness;

(16) Liens securing Purchase Money Indebtedness;

(17) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements and accessions thereto and replacements or proceeds thereof);

(18) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19) Liens securing Indebtedness of the Issuer and the Restricted Subsidiaries in an aggregate principal amount that, together with Indebtedness secured by Liens incurred pursuant to clause (15) of this definition, does not exceed 15% of Consolidated Net Tangible Assets;

(20) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16), (17), and (18); provided that in each case such Liens do not extend to any additional assets (other than improvements or accessions thereto and replacements or proceeds thereof);

(21) Liens to secure Attributable Indebtedness and/or that are permitted to be incurred pursuant to the covenant described under “— Limitations on sale and leaseback transactions;” provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(22) Liens on assets of a Foreign Subsidiary securing Foreign Indebtedness in aggregate amount at any time outstanding not to exceed $15.0 million;

(23) Liens on Equity Interests owned by Issuer or any Restricted Subsidiary in an Unrestricted Subsidiary or a Person that is not a Subsidiary to secure Indebtedness or other obligations of the Unrestricted Subsidiary or Person that issued the Equity Interests; and

(24) Liens incurred by the Issuer or any Restricted Subsidiary with respect to Indebtedness that does not in aggregate principal amount outstanding at any time exceed the greater of $25.0 million or 5% of Consolidated Net Tangible Assets determined as of the date of the incurrence after giving pro forma effect to such incurrence and the application of proceeds therefrom.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or other assets securing Purchase Money Indebtedness of the same lender, or in the case of real property, fixtures or helicopters, additions and improvements thereto, the real property to which such asset is attached and the proceeds thereof and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Permitted Holder or any other Person who is, prior to such issuance and sale, an Affiliate of the Issuer.

“Rating Agency” means each of S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified to the Trustee by an Officers’ Certificate) which shall be substituted for S&P or Moody’s or both, as the case may be.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of “— Optional redemption” or “— Redemption with proceeds from equity offerings.”

“Redesignation” has the meaning given to such term in the covenant described under “— Certain covenants — Limitations on designation of unrestricted subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness so redeemed or refinanced and accrued interest thereon (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement) (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness so refinanced or refunded); provided that:

(1) the Refinancing Indebtedness is the obligation of the Issuer or same Restricted Subsidiary as that of the Refinanced Indebtedness;

(2) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(3) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being redeemed or refinanced or (b) after the maturity date of the Notes; and

(4) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority holders of Equity Interests of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “— Certain covenants — Limitations on restricted payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary or an Assistant Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 102 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “— Certain covenants — Limitations on designation of unrestricted subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant Equity Interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

Except as provided below, the Registered Notes will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the Notes through its book-entry facilities. The Unregistered Notes, to the extent validly tendered and accepted, will be exchanged through book-entry electronic transfer for the applicable Global Note. DTC will maintain the Registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof through its book-entry facilities.

DTC has advised the Issuer as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Registered Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Registered Notes, the Global Note Holder will be considered the sole holder of outstanding Registered Notes represented by such Global Registered Notes under the Indenture. Except as provided below, beneficial owners of Registered Notes will not be entitled to have Registered Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of

Registered Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Registered Notes.

Payments in respect of the principal of, premium, if any, and interest on any Registered Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer, the Guarantors and the Trustee may treat the Persons in whose names any Registered Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, the Guarantors nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Registered Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of Registered Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

If (1) the Depositary notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (2) there has occurred and is continuing a Default and DTC notifies the Trustee of its decision to exchange the Global Note for Registered Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Registered Notes in such form will be issued to each Person that such Global Note Holder and DTC identify as being the beneficial owner of the related Notes. Upon any such issuance, the Trustee is required to register such Registered Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Registered Notes would be issued in fully registered form and would be subject to the legal requirements described in this prospectus.

Neither the Issuer nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Registered Notes and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Material U.S. federal income tax consequences

The following describes the material U.S. federal income tax consequences of the ownership and disposition of the notes by holders who purchase notes at their original issuance for a price equal to the issue price of the notes and who hold the notes as capital assets (generally, property held for investment). This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis, or are subject to different interpretations.

The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, investors in pass-through entities, certain U.S. expatriates, taxpayers subject to the alternative minimum tax, broker-dealers and persons holding the notes as part of a “straddle,” “hedge” or “conversion transaction,” may be subject to special rules not discussed below. This discussion does not address any estate, gift, foreign, state or local tax considerations.

We urge you to consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of holding and disposing of notes, any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

In certain circumstances (see “Description of notes — Optional redemption” and “— Change of control”, we may elect or be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as “contingent payment debt instruments.” However, additional income will be recognized if any such additional payment is made. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes. For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of notes and you are:

•	an individual citizen or resident alien of the United States;

•	a corporation or other entity subject to tax as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or a trust that has a valid election in effect under applicable regulations to be treated as a United States person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

Stated interest on the notes

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for United States federal income tax purposes.

Sale, taxable exchange, redemption, retirement or other taxable disposition of the notes

Upon a sale, taxable exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount received upon such disposition (less any amount attributable to accrued interest which will be taxable as ordinary income, if not previously included in gross income) and your adjusted tax basis in the note at that time. Your adjusted tax basis in the note will generally equal the amount you paid for the note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

In general, information reporting and backup withholding will apply to payments of interest on the notes and to the proceeds from the sale, redemption, retirement or other disposition of a note paid to you if you fail to provide the withholding agent with a correct taxpayer identification number, certified under penalties of perjury, as well as certain other information. Backup withholding is not an additional tax. If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability, as long as you timely provide certain information to the Internal Revenue Service, which we refer to as the IRS.

New legislation

For taxable years beginning after December 31, 2012, newly enacted legislation is scheduled to impose a 3.8% tax on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” would generally include gross income from interest and net gain from the sale, redemption, exchange, retirement or other taxable disposition of a note, less certain deductions.

NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust that is not a U.S. holder.

Stated interest on the notes

Stated interest that we pay to you that is not effectively connected with your conduct of a U.S. trade or business will not be subject to U.S. federal income tax and U.S. federal withholding tax will not be required on that payment if you:

•	do not actually or constructively own 10% or more of the combined voting power of all classes of our stock;

•	are not a controlled foreign corporation with respect to which we are a related person;

•	are not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of the Code; and

•	you certify to us, our payment agent, or the person who would otherwise be required to withhold U.S. federal income tax, on IRS Form W-8BEN or applicable substitute form, under penalties of perjury, that you are not a United States person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on a note that is not effectively connected with a U.S. trade or business would generally be subject to U.S. withholding tax at a flat rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty (provided certain certification requirements are met).

Sale, taxable exchange, redemption, retirement or other taxable disposition of the notes

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, taxable exchange, redemption, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States, and, if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base you maintain in the United States; or

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to tax as described below (See “— Non-U.S. holders — Income or gain effectively connected with a U.S. trade or business”). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to a flat 30% United States federal income tax on the gain derived from the sale, redemption, exchange, retirement or other disposition, which may be offset by certain United States source capital losses.

Income or gain effectively connected with a U.S. trade or business

If you are engaged in trade or business in the United States, and if interest on a note or gain on the sale, taxable exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will be subject to regular U.S. federal income tax on the interest or gain in the same manner as if you were a United States person but will be exempt from U.S. withholding tax if you provide to us, our payment agent or the person who would otherwise be required to withhold U.S. federal income tax, a properly completed and executed IRS Form W-8ECI or applicable substitute form. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a U.S. branch profits tax at a 30% rate or such lower rate as may be available under an applicable income tax treaty.

Information reporting and backup withholding

Backup withholding and information reporting generally will not apply to payments to you of interest on the notes by us or our paying agent to you if you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States person or that the conditions of any other exemptions are not in fact satisfied. However, payments of interest on the notes are required to be reported on IRS Form 1042-S even if the payments are not otherwise subject to information reporting.

The payments of the proceeds of the disposition of notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above under “— Non-U.S. holders — Stated interest on the notes” or otherwise establish an exemption. The proceeds of a disposition of notes effected outside the United States to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge or reason to know to the contrary or unless you otherwise establish an exemption.

You are urged to consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided you timely furnish the required information to the IRS.

TREASURY CIRCULAR 230 DISCLOSURE

The preceding discussion of material U.S. federal income tax considerations and any other discussion in this prospectus of the tax consequences or tax risks of an investment in the notes is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on the person. This discussion was written to support the marketing of the transaction(s) or matter(s) addressed herein, and the taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. No limitation has been imposed by legal counsel on disclosure of the tax treatment or tax structure of the transaction.

Plan of distribution

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Unregistered Notes only where such Unregistered Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the Registered Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understanding with any person to participate with the distribution of the Unregistered Notes or the Registered Notes within the meaning of the Securities Act.

For a period of 180 days from the date on which the registration statement is declared effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the Registered Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the registered notes and the related guarantees offered hereby (other than by Guarantors organized under Montana law) will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. and the validity of the guarantees of Guarantors organized under Montana law are being passed upon by Crowley Fleck PLLP, as set forth in their respective opinions filed as exhibits to this registration statement.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of PHI Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.